PLAN SPONSOR AGREEMENT

AMONG

SIMMONS COMPANY

BEDDING HOLDCO INCORPORATED

(F/K/A THL-SC BEDDING COMPANY)

SIMMONS BEDDING COMPANY

AOT BEDDING SUPER HOLDINGS, LLC

AND

AOT BEDDING INTERMEDIATE HOLDINGS, LLC

Dated as of September 24, 2009

Exhibits

A                                The Plan
B                                Plan Sponsor Order
C                                Confirmation Order
D                                Restructuring Expense Forecast
E                                Subsidiary Debtors

AGREEMENT

PLAN SPONSOR AGREEMENT, dated as of September 24, 2009 (this “Agreement”), by and among AOT Bedding Super Holdings, LLC, a Delaware limited liability company (“Parent”), AOT Bedding Intermediate Holdings, LLC, a Delaware limited liability company and a wholly owned Subsidiary of Parent (“Purchaser” and together with Parent, the “Purchaser Entities”), Simmons Company, a Delaware corporation (“Simmons Company”), Bedding Holdco Incorporated (f/k/a THL-SC Bedding Company), a Delaware corporation and a wholly owned Subsidiary of Simmons Company (the “Company”), Simmons Bedding Company, a Delaware corporation and a wholly owned Subsidiary of the Company (“Opco”), and each of Opco’s direct and indirect domestic subsidiaries.

WHEREAS, the Company and its Subsidiaries are engaged in the business of the marketing and manufacturing of a range of bedding products including under the Beautyrest®, Beautyrest Black®, ComforPedic by Simmons™, Natural Care®, ComforPedic Loft™ and BeautySleep® trademarks (the “Business”);

WHEREAS, the Company and Opco, with assistance from professional advisors, have conducted a sales process to sell the Business and have determined that this Agreement and the transactions contemplated hereby are in their respective best interests;

WHEREAS, the Debtors (as defined in Section 1.1) propose to solicit the holders of Opco’s Secured Debt (the “Secured Debtholders”), holders of Opco’s Senior Subordinated Notes (the “Senior Note Debtholders”) and qualified holders of Simmons Company’s Senior Discount Notes (the “Holdco Debtholders”) for acceptance of a plan of reorganization under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) on the terms set forth on Exhibit A (as it may be amended from time to time consistent with this Agreement, the “Plan”) pursuant to a Disclosure Statement in form and substance reasonably satisfactory to Purchaser and the Company (the “Disclosure Statement”) and in accordance with section 1126(b) of the Bankruptcy Code and Rule 3018 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”);

WHEREAS, subject to the acceptance of the Plan by at least two-thirds in amount and more than one-half in number of the allowed claims of each of the class of Secured Debtholders, the class of Senior Note Debtholders and the class of Holdco Debtholders in accordance with Section 1126(b) and Rule 3018, the Debtors propose to file voluntary petitions for relief under chapter 11 of the Bankruptcy Code within 45 days following the date hereof (the “Petition Date”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court” and such proceedings, collectively, the “Bankruptcy Case”) and, simultaneously therewith, file motions seeking (i) approval of the Disclosure Statement and confirmation of the Plan and (ii) Bankruptcy Court approval of this Agreement and the payment of the Break-Up Fee and other amounts paid or payable pursuant to this Agreement;

WHEREAS, in connection with the foregoing, certain Secured Debtholders, Senior Note Debtholders and Holdco Debtholders have agreed to accept the Plan and delivered the Restructuring Support Agreement for the benefit of the Company and Parent;

WHEREAS, each Sponsor has delivered to the Company and Opco concurrently with this Agreement a duly executed letter, dated as of the date hereof, in favor of the Company and Opco (the “Equity Guarantees”), with respect to its equity commitment and the Purchaser Entities’ obligations arising under this Agreement;

WHEREAS, the Company has received concurrently with this Agreement a duly executed debt commitment letter with respect to the terms of the DIP Facility and the Purchaser Entities and the Company have received concurrently with this Agreement a duly executed debt commitment letter with respect to the terms of the Exit Facilities (the “Exit Financing Commitments” and, together with the Equity Guarantees, the “Commitment Letters”); and

WHEREAS, in consideration of Parent incurring significant costs and expenses and proceeding to execute this Agreement in advance of the filing of the Debtors’ voluntary petitions, in each case for the benefit of the Debtors, and as a condition thereto, the Company has paid to Parent in cash on the date hereof an amount equal to $7,000,000 (the “Signing Date Expense Amount”) for reimbursement of an agreed amount of Parent’s expenses to the date hereof.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, and intending to be bound hereby, the parties hereby agree as follows:

I.           CERTAIN DEFINITIONS

1.1 Certain Definitions.

In addition to the terms defined elsewhere herein and in the Plan (which terms are used herein as so defined), for purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1 when used herein with initial capital letters:

“Accounts Receivable” means all accounts receivable, including, without limitation, all trade accounts receivable, notes receivable, vendor credits and all other obligations owed to a Person with respect to sales of goods or services, whether or not evidenced by a note.

“Adverse Commitment Party” has the meaning given to such term in the Exit Financing Commitments.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

“Affiliated Note Purchaser” means Ares Management LLC on behalf of certain funds and/or accounts that it manages and/or advises as purchaser of the Exit Notes under the Exit Financing Commitment.

“Break-Up Fee Expense Amount” means the amount of reasonable out-of-pocket expenses (including attorney’s fees) of the Purchaser Entities relating to this Agreement, the Bankruptcy Proceeding and the transactions contemplated hereby and thereby that have been incurred by Parent from the date hereof through the date of termination; provided, however, that in no event shall the Break-Up Fee Expense Amount exceed $3,000,000.

“Break-Up Fee Note Maturity” means the earlier to occur of (i) the consummation of a transaction defined in any of clauses (i) through (iii) of the definition of Competing Transaction (other than an acquisition of Simmons Capital Stock), (ii) the dismissal of any chapter 11 case of the Company or Opco, or the conversion of any chapter 11 case of the Company or Opco from one under chapter 11 to one under chapter 7 of the Bankruptcy Code or the Company or Opco filing a motion or other pleading seeking the dismissal of any chapter 11 case of the Company or Opco under section 1112 of the Bankruptcy Code or otherwise; (iii) the effectiveness of a plan of reorganization or arrangement of the Company or Opco under a chapter 11 proceeding; (iv) the substantial consummation (as defined in section 1101 of the Bankruptcy Code) of a plan of reorganization of the Company or Opco that is confirmed pursuant to an order entered by the Bankruptcy Court in any of the chapter 11 proceedings; (v) the failure of the issuance and priority status of the Break-Up Fee Note to be approved (in the Plan Sponsor Order or otherwise) by a Final Order of the Bankruptcy Court in form and substance reasonably satisfactory to Purchaser within 10 days of the issuance thereof; and (vi) the third anniversary from the date of issuance.

“Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

“Code” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

“Commitment” has the meaning given to such term in the Exit Financing Commitments.

“Communications Plan” means the plan for internally communicating with the officers and employees of Simmons Company, Company, Opco and their respective Subsidiaries with respect to the transactions contemplated by this Agreement and the Plan and pertaining to compensation and benefit matters, which such plan has been agreed to by Parent and the Company, and may be amended from time to time with the consent of both parties.

“Company Capital Stock” means, as of any date, the issued and outstanding capital stock of the Company.

“Company Intellectual Property” means any right to Intellectual Property used or held for use in the Business as it is currently conducted by Simmons Company, Company, Opco or their Subsidiaries.

“Company Material Adverse Effect” means (i) an event, circumstance or development since December 27, 2008 which has had or is reasonably likely to have or result in, individually or in the aggregate, a material adverse effect on or a material adverse change in or to the business, assets, properties, results of operations or financial condition of the Company and its Subsidiaries (taken as a whole) or (ii) a material adverse effect on or a material adverse change in or to the ability of the Company and Opco to consummate the transactions contemplated by this Agreement or the Plan or perform their respective obligations under this Agreement or the Plan, other than, as applied to clause (i) only, an effect or change resulting from any one or more of the following:  (A) the effect of any change in the United States economy or securities or financial markets in general; (B) the effect of any change that generally affects the bedding manufacturing industry; (C) the effect of any change arising in connection with any force majeure (such as hurricanes, floods or earthquakes), hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts or war, sabotage or terrorism or military actions existing or underway as of the date hereof; (D) the effect of any actions taken by the Purchaser Entities or their Affiliates with respect to (1) the transactions contemplated hereby or by the Plan or (2) the Debtors, including their employees, other than ordinary course business activities of National Bedding Company, LLC and its subsidiaries that do not cause, or result in, a breach of any of its obligations to the Company or Opco; (E) the effect of any changes in applicable Laws or accounting rules effective after the date hereof; (F) any effect resulting from the public announcement of this Agreement, compliance with terms of this Agreement or the consummation of the transactions contemplated by this Agreement; or (G) any loss of customers or suppliers resulting from the filing of the Bankruptcy Case or the entering into of this Agreement.  Notwithstanding the foregoing, an effect or change resulting from the events in (A), (B), (C) and (E) above shall not be excluded for purposes of determining whether a “Company Material Adverse Effect” has occurred under clause (i) of the preceding sentence if such adverse effect or change on the Company and its Subsidiaries (taken as a whole) is disproportionate to the adverse effect or change thereof on other companies in the bedding manufacturing industry, but taking into account for purpose of determining whether a Company Material Adverse Effect has occurred only the disproportionate impact.

“Competing Transaction” means (i) a transaction pursuant to which any Person (or “group” of Persons as used in Rule 13d-5(b) of the Securities Exchange Act of 1934, as amended), directly or indirectly, acquires or would acquire beneficial ownership, or rights to acquire beneficial ownership, of 25% or more of any series of the Simmons Capital Stock or the Company Capital Stock, as applicable, whether from Simmons Company, the Company or otherwise and whether of a type contemplated by prior proposals or otherwise, (ii) a merger, reorganization, share exchange, consolidation or other business combination involving Simmons Company or the Company in which the holders of the Simmons Capital Stock or Company Capital Stock, as applicable, immediately prior to such transaction would cease to own a majority of any of such capital stock (or outstanding equity securities of the acquiring or resulting entity in such transaction), (iii) a transaction pursuant to which any Person (or such group of Persons) acquires or would acquire control of all or any portion of the assets (including for this purpose the outstanding equity securities of Subsidiaries of Simmons Company or the Company and securities of the entity surviving any merger or business combination involving any Subsidiary of Simmons Company or the Company) of Simmons Company, the Company or any of its Subsidiaries representing more than 25% of the fair market value of all the assets, or more than 25% of the net revenues, of Simmons Company and its Subsidiaries or the Company and its Subsidiaries, as applicable, taken as a whole, immediately prior to such transaction, (iv) any other consolidation, business combination, recapitalization, capital restructuring, plan of reorganization or similar transaction involving Simmons Company or the Company as a result of which the holders of shares of the Simmons Capital Stock or the Company Capital Stock, as applicable, immediately prior to such transaction do not, in the aggregate, continue to hold a majority of the outstanding shares of common stock and the outstanding voting power of the surviving or resulting entity in such transaction immediately after the consummation thereof, or (v) any other transaction (including a transaction of the type referenced in clauses (i) through (iv) that does not meet the requirements thereof) that is conditioned or predicated on the transactions contemplated by this Agreement not being completed in accordance with the terms of this Agreement and the Plan, or is intended or is reasonably expected to result in such transactions not being so completed, including without limitation any alternative plan of reorganization (whether or not involving new equity ownership) under chapter 11 of the Bankruptcy Code or liquidating plan under chapter 7 of the Bankruptcy Code (other than a liquidating plan that does not involve the continuation of a substantial part of the business of the Company as a going concern).

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated February 19, 2009, among Ontario Teachers’ Pension Plan Board, ACOF Operating Manager, L.P., AOT Bedding Holdings Corp. and Simmons Holdco, Inc.

“Confirmation Order” means an order of the Bankruptcy Court, in form and substance attached hereto as Exhibit C, with such changes as are permitted pursuant to Section 3.7(b) hereof, including (i) approving the Debtors’ Disclosure Statement, voting materials and procedures, and solicitation and (ii) confirming the Plan.

“Contract” means any legally binding written or oral contract, indenture, note, bond, lease, mortgage, license, arrangement, agreement or undertaking.

“Copyrights” means any copyrights, whether in published or unpublished works and whether in digital or print media, and any United States or foreign registrations thereof and applications therefor, including all renewals and extensions thereof and rights corresponding thereto throughout the world.

“Debtor” means each of Simmons Company, the Company, Opco and Opco’s domestic Subsidiaries, collectively, the “Debtors.”

“Defaulting Commitment Party” has the meaning given to such term in the Exit Financing Commitments.

“DIP Facility” means the credit facility available to the Debtors during the pendency of the Bankruptcy Case.

“Disclosure Letter” means the disclosure letter, dated as of the date hereof, between Simmons Company, the Company, Opco and the Purchaser Entities, organized by the particular Sections of this Agreement to which the disclosure letter relates.

“Effective Date” means the date on which all conditions precedent to the effectiveness of the Plan shall have occurred.

“Effective Time” means the time on the Closing Date at which the Closing is effective.

“Employees” means all individuals, as of the date hereof, whether or not actively at work as of the date hereof, who are employed by Simmons Company, the Company or its Subsidiaries in connection with the Business, together with individuals who are hired by Simmons Company, the Company or its Subsidiaries after the date hereof and prior to the Closing.

“Environmental Law” means any Law relating to the protection of the environment or natural resources, and health and safety (as it relates to the handling of, or  exposure to, any Hazardous Substance) including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §§ 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. §§ 1801, et seq.) (as it relates to the protection of the environment), the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901, et seq.), the Clean Water Act (33 U.S.C. §§ 1251, et seq.), the Clean Air Act (42 U.S.C. §§ 7401, et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601, et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.), the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.) (as it relates to the handling of or occupational exposure to any Hazardous Substance) and the regulations promulgated pursuant thereto, and similar legislation in foreign jurisdictions.  Notwithstanding the foregoing, Environmental Law does not encompass laws governing consumer protection or product safety.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exit Facilities” means the senior secured term notes (the “Exit Notes”) issued under the New Notes Indenture (as defined in the Plan) and pursuant to the note purchase agreement entered into as of the Closing Date.

“Exit Financing” means the debt financing provided pursuant to the Exit Facilities.

“Final Order” has the meaning given to such term in the Plan.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, federal, state, provincial or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Hazardous Substance” means any material, substance or waste that is regulated pursuant to any Environmental Law including, without limitation those listed, classified or regulated as hazardous, toxic, a pollutant, or a contaminant or words of similar meaning pursuant to any Environmental Law including those containing asbestos, mold, lead and petroleum products or by-products.

“Holdco Escrow Amount” means an amount equal to $5,000,000.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” of any Person means, without duplication, (i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for borrowed money and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person, all earnout obligations of such Person, and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business which are not more than ninety days overdue or which are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all net amounts payable upon termination of interest rate protection agreements, foreign currency exchange agreements or other interest rate or exchange rate hedging arrangements which will be terminated as of the Closing; (vi) any Liability under any deferred compensation plans, severance plans, bonus plans, employment agreements, or any other plan, agreement or arrangement with any Person, which Liability is payable, or becomes due, as a result of the transactions contemplated herein; (vii) all obligations of the type referred to in clauses (i) through (vi) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; (viii) all obligations of the type referred to in clauses (i) through (vii) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person); and (ix) all other liabilities or obligations required by GAAP to be reflected as indebtedness on a consolidated balance sheet of such Person as of the relevant date prepared in accordance with GAAP.

“Intellectual Property” means the following: (i) all Copyrights; (ii) all Patents; (iii) all trade secrets; (iv) all Trademarks; and (v) all rights to sue or otherwise claim for past, present or future infringement or unauthorized use or disclosure or breach of any of the assets, properties or rights described above.

“IRS” means the Internal Revenue Service.

“Knowledge of the Company” means the actual knowledge after due inquiry of those officers of Simmons Company, the Company or its Subsidiaries identified on Schedule 1.1(a).

“Knowledge of Purchaser” means the actual knowledge after due inquiry of those officers of Parent, Purchaser and each Sponsor identified on Schedule 1.1(b).

“Law” means any federal, state, provincial, local or foreign law, statute, code, ordinance, rule or regulation or common law requirement.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings (public or private) or claims or any proceedings by or before a Governmental Body.

“Liability” means any Indebtedness, debt, liability, commitment or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due), and including all costs and expenses relating thereto.

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement or encumbrance or any other right of a third party.

“Opco Escrow Amount” means an amount equal to $5,000,000.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Business through the date hereof consistent with past practice or as otherwise provided in the Disclosure Statement or Plan.

“Other Indebtedness” means the amount of Indebtedness of the Debtors as of the Closing Date other than (a) the Exit Facilities, (b) the Indebtedness set forth on Schedule 8.1(f) or (c) Restructuring Expenses.

“Parent Company” means each of Bedding Superholdco Incorporated (f/k/a Simmons Holdco, Inc.), a Delaware corporation, and Simmons Company.

“Parent Disclosure Letter” means the disclosure letter, dated as of the date hereof, between Parent, Simmons Company, Company and Opco, organized by the particular Sections of this Agreement to which the disclosure letter relates.

“Patents” means any United States or foreign utility or design patents or equivalents, together with, any extensions, reexaminations and reissues of such patents, patents of addition, patent applications, divisions, continuations, continuations-in-part and any subsequent filings in any country or jurisdiction claiming priority therefrom.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.

“Permitted Exceptions” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to the Purchaser Entities; (ii) statutory liens for Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings provided an adequate reserve is established therefor; (iii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business; (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Body provided that such regulations have not been violated; (v) title of a lessor under a capital or operating lease; (vi) Liens imposed under the Secured Debt Credit Agreement; (vii) Liens securing debt as disclosed in the audited Financial Statements; and (viii) other Liens on real or personal property that, individually or in the aggregate, do not adversely affect the value or use of the property to which they relate in any material respect.

“Person” means any individual, corporation, limited liability company, partnership, limited partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Plan Sponsor Order” means an order of the Bankruptcy Court, substantially in form and substance attached hereto as Exhibit B, with such changes as are permitted pursuant to Section 3.7(b) hereof, approving the assumption of this Agreement by the Debtors and the Break-Up Fee and other amounts paid or payable, the issuance of the Break-Up Fee Note, and approving and directing the execution, delivery and performance of this Agreement, the Break-Up Fee Note and the applicable ancillary agreements.

“Plan Representative” is such representative to be determined by the Debtors in consultation with the creditor parties to the Restructuring Support Agreement.

“Purchaser Material Adverse Effect” means a material adverse effect on the ability of Parent or Purchaser to consummate the transactions contemplated by this Agreement or the Plan or perform its respective obligations under this Agreement, the Plan or any of the Purchaser Documents.

“Representative” means the directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives of a Person.

“Restructuring Expense Target” means $37,125,000.

“Restructuring Expenses” means, without duplication, (a) all of the following out-of-pocket costs, fees and expenses of any kind paid or incurred by Simmons Company, the Company or its Subsidiaries (1) with respect to the period commencing June 28, 2009 up to and including the Closing Date to the extent relating to the restructuring of the capital structure of Simmons Company, the Company and its Subsidiaries contemplated by this Agreement, the Plan and the other Restructuring Documents or the Bankruptcy Case and (2) with respect to the period following the Closing Date, in the ordinary course to the extent relating to the Bankruptcy Case in an amount not to exceed $1,000,000 in the aggregate, in each of the cases of (1) and (2): (i) all fees and expenses of financial advisors, legal counsel, trustees, agents and other professionals (whether providing services to Simmons Company, the Company and its Subsidiaries or to any other Person, but excluding the fees of Sullivan & Cromwell LLP and any other advisor, legal counselor professional providing services to any Purchaser Entity or its Affiliates, whether or not included in the Signing Date Expenses Amount or the Break Up Fee Expense Amount), (ii) all fees and costs of the Bankruptcy Court or the US Trustee or any Governmental Authority in connection with the Bankruptcy Case or the transactions contemplated by the Plan, (iii) all interest, fees, expenses and other payments in connection with or payable to or for the account of creditors or agents under the DIP Facility, the Secured Debt, the Senior Subordinated Notes, Senior Discount Notes or any other Indebtedness (other than payments of interest, accruing at rates not to exceed the applicable current rate, and annual agency fees on the Secured Debt and any Indebtedness listed on Schedule 8.1(f)), (iv) all costs, fees or expenses of any Person that was an officer, director or employee of Simmons Company or any of its Subsidiaries prior to the Closing Date (other than any costs, fees or expenses (X) of Simmons Company and its Subsidiaries related to ordinary course expense reimbursement not related to the restructuring of the Debtors and (Y) of any members of the board of directors of any of Simmons Company or its Subsidiaries, or any committee thereof, with respect to the payment of ordinary course fees and the reimbursement of expenses in connection with such board’s or committee’s meetings in accordance with existing policies but not primarily related to the restructuring of the Debtors), (v) any distribution or dividend paid by the Debtors to the Parent Company in connection with the restructuring of such Parent Company (other than distributions or dividends made pursuant to Sections 7.2(b)(N)(ii) or 7.2(b)(N)(iv) herein), (vi) any cost, fee and expenses that may be add-backs to Consolidated Adjusted EBITDA pursuant to the Secured Debt Credit Agreement, and (vii) all other administrative expenses allowable under section 503(b) of the Bankruptcy Code and other costs fees and expenses in contemplation of or during the Bankruptcy Case except, in the case of this clause (vii), to the extent arising out of (1) the conduct of the Business in the Ordinary Course of Business, (2) employee severance arrangements approved by Purchaser, (3) cure costs for executory contracts and unexpired leases payable in accordance with the Plan, (b) any amounts of Other Indebtedness (whether or not in connection with the restructuring), and (c) any Tax to the extent arising out of or relating to the transactions contemplated by the Plan; provided that, notwithstanding the foregoing, the term “Restructuring Expenses” shall exclude all costs, fees and expenses relating to fresh start accounting.

“Restructuring Support Agreement” means the Restructuring Support Agreement, dated as of the date of this Agreement, by and among Simmons Company, the Company, Opco, each of Opco’s domestic Subsidiaries, Parent and Purchaser, on the one hand, and certain creditor and lender parties of the Debtors identified on the signature pages thereto, on the other hand.

“Secured Debt” means the Indebtedness outstanding under the Secured Debt Credit Agreement, including therein all pre- and post-petition interest and all unpaid fees and expenses.

“Secured Debt Credit Agreement” means the Second Amended and Restated Credit and Guaranty Agreement, dated as of May 25, 2006 (as has been or may be further amended, restated, supplemented or otherwise modified from time to time), among (i) Opco, as borrower, (ii) the Company and the domestic Subsidiaries of Opco, as guarantors, (iii) Deutsche Bank AG, New York Branch, as administrative agent, and (iv) other lenders, issuing banks, and parties thereto.

“Senior Discount Notes” means Simmons Company $259,534,996 (as of August 1, 2009) aggregate principal amount of 10% Senior Discount Notes due 2014.

“Senior Subordinated Notes” means Opco’s $200 million aggregate principal amount of 7.875% Senior Subordinated Notes due January 15, 2014.

“Simmons Capital Stock” means, as of any date, the issued and outstanding capital stock of Simmons Company

“Special Committee” means the committee of the board of directors of Simmons Company, the Company or Opco, as applicable, formed and assigned to evaluate strategic alternatives for such entity.

“Sponsor” means each of Ares Corporate Opportunities Fund, L.P., Ares Corporate Opportunities Fund III, L.P. and Ontario Teachers’ Pension Plan Board, and such other investors as any of them may designate with the prior written approval of the Company not to be unreasonably withheld.

“Subsidiary” of a Person (other than a natural person) means any other Person of which (i) voting power to elect a majority of the board of directors, managers, trustees or others performing similar functions with respect to such other Person is, directly or indirectly, held or controlled by the first mentioned Person or (ii) at least 50% of the equity interests of such other Person is, directly or indirectly, owned or controlled by such first mentioned Person.

“Superior Proposal” means an unsolicited bona fide written proposal relating to a Competing Transaction involving the acquisition of all or substantially all of the equity securities or assets of the Company or Opco (whether by purchase, exchange of claims or otherwise) that the board of directors of the Company has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, and if consummated, would (a) result in a plan of reorganization that, upon effectiveness, results in a payment in full, free and clear of any avoidance power or other adverse claim or interest, of the Break-Up Fee and the Break-Up Fee Expense Amount payable to Parent or Purchaser under the terms of this Agreement and (b) result in a transaction, after giving effect to the payment of such amounts to Parent or Purchaser and the financial costs of any expected delay in consummation of such Competing Transaction, more favorable to the Company than the transaction contemplated by this Agreement (after taking into account any revisions to the terms of the transaction pursuant to Section 3.6(a)).

“Tax Authority” means any government, or agency or instrumentality thereof, charged with the administration of any law or regulation relating to Taxes.

“Tax” or “Taxes” means (i) all federal, state, provincial, local or foreign taxes, charges or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, unclaimed property, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, and (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Tax Authority in connection with any item described in clause (i).

“Tax Return” means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes (including any attachments thereto or amendments thereof).

“Trademarks” means any unregistered trademarks and service marks in the United States or foreign jurisdictions or multinational trademark authorities; any trademarks or service marks registered in the United States or foreign jurisdictions or multinational trademark authorities and any applications therefor; any trade names, brand names, product identifiers, certification marks, logos, trade dress, and Internet domain names, and uniform resource locators associated therewith, and any registration thereof or application therefor in the United States or foreign jurisdictions, including any extension, modification or renewal of any such registration or application, and all goodwill associated with all of the foregoing throughout the world.

“WARN Act” means the Worker Adjustment and Retraining Notification Act.

1.2 Terms Defined Elsewhere in this Agreement.  For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section
Agreement	Recitals
Antitrust Division	7.3(a)(ii)
Antitrust Laws	7.3(b)
AOT	5.7
Bankruptcy Case	Recitals
Bankruptcy Code	Recitals
Bankruptcy Court	Recitals
Bankruptcy Rules	Recitals
Break-Up Fee	3.10(c)
Break-Up Fee Note	3.10(c)
Business	Recitals
Claim	7.18(c)
Closing	3.1
Closing Date	3.1
COBRA	7.15
Commitment Letters	Recitals
Company	Recitals
Company Documents	4.2
Credit Parties	7.5(e)
Current D&O Policy	7.18(e)
Debtor Securities	4.5
Disagreement Notice	2.3(a)(A)
Disclosure Statement	Recitals
D&O Policy Tail Amount	7.18(e)
Employee Benefit Plans	4.12(a)
Equity Guarantees	Recitals
ERISA Affiliate	4.12(e)
Escrow Account	2.2(b)
Escrow Agent	2.2(b)
Escrow Agreement	2.2(b)
Exit Financing Commitments	Recitals
Exit Notes	1.1
Final Restructuring Expense Amount	2.3(a)
Financial Statements	4.4(a)
Financing	5.6
Financing Agreements	7.5(a)
Foreign Plans	4.12(i)
FREA Statement	2.3(a)
FTC	7.3(a)
Holdco Debtholders	Recitals
Indemnitees	7.18(a)
Key Employees	7.2(b)(A)(vii)
Material Contracts	4.11(a)
Material Employee Agreement	4.12(j)
Multiemployer Plan	4.12(a)
Multiple Employer Plan	4.12(a)
Opco	Recitals
Owned Property	4.8(a)
Owned Properties	4.8(a)
Parent	Recitals
Parent Fee	5.5
PBGC	4.12(e)
Petition Date	Recitals
Plan	Recitals
Prime Rate	3.10(d)
Purchase Price	2.2(a)
Purchaser	Recitals
Purchaser Documents	5.2
Purchaser Entities	Recitals
Purchaser Medical Plan	7.10
Qualified Plans	4.12(c)
Real Property Lease	4.8(b)
Real Property Leases	4.8(b)
Restructuring Documents	6.4
Revolving Facility	7.5(b)
Revolving Facility Commitment Letter	7.5(b)
Secured Debtholders	Recitals
Senior Note Debtholders	Recitals
Signing Date Expense Amount	Recitals
Simmons Company	Recitals
Stated Price	2.2(a)
Stock Purchase	2.1(a)
Surplus Amount	2.3(c)
Termination Date	3.4(e)
Title IV Plan	4.12(a)
Transition Period	7.10

1.3 Other Definitional and Interpretive Matters.  (a) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

Calculation of Time Period.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day.

Dollars.  Any reference in this Agreement to $ shall mean U.S. dollars.

Exhibits/Schedules.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

Gender and Number.  Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

Headings.  The division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.  All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

Herein.  The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

Including.  The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

II.           THE TRANSACTIONS

2.1 Stock Purchase.  On the terms and subject to the conditions set forth in this Agreement and the Plan, at the Closing, Purchaser shall purchase, acquire and accept from the Company, and the Company shall issue, sell, transfer and deliver to Purchaser 1,000,000 newly issued shares of the common stock, of the Company, which upon consummation of the Plan pursuant to and in accordance with the Confirmation Order, including the cancellation pursuant to the Plan of all capital stock and rights to purchase or otherwise acquire capital stock of the Company prior to the Effective Time, shall constitute all of the issued and outstanding capital stock of the Company (such transaction, the “Stock Purchase”), free and clear of all Liens or other interest other than those created by Parent or Purchaser.

2.2 Consideration.

(a) On the terms and subject to the conditions herein, on the Closing Date, Purchaser shall pay to the Company by wire transfer of immediately available funds an amount equal to $734,532,384 less (i) the Opco Escrow Amount, and (ii) the Holdco Escrow Amount (the “Stated Price”, as may be adjusted pursuant to Section 2.3, the “Purchase Price”), to be applied in satisfaction of claims and interests as provided in the Plan.

(b) On the terms and subject to the conditions herein, on the Closing Date, Purchaser shall pay an amount in cash equal to the Opco Escrow Amount plus the Holdco Escrow Amount to an escrow agent to be mutually agreed upon by Parent, the Company and the Plan Representative prior to the Closing Date (the “Escrow Agent”) by wire transfer of immediately available funds for deposit to an account designated by the Escrow Agent (the “Escrow Account”).  The Escrow Agent shall serve and shall hold and disburse the Opco Escrow Amount and Holdco Escrow Amount in accordance with the escrow agreement to be entered into among Purchaser, the Company, the Plan Representative and the Escrow Agent at the Closing on reasonable and customary terms consistent with this Agreement (the “Escrow Agreement”).

(c) As provided in the Plan, from and after the Effective Date, the Debtors shall pay all other amounts required to be paid by them pursuant to the Plan.

2.3  Post-Closing Restructuring Expense Adjustment.

(a) Within 60 days following the Closing Date, the Company shall deliver to Purchaser and the Plan Representative a statement of Restructuring Expenses (the “FREA Statement”), showing in detail the amount of Restructuring Expenses paid or incurred by the Debtors (the “Final Restructuring Expense Amount”), together with any documents substantiating such amounts.

(A) In the event that that the Plan Representative disagrees with the calculation of the Final Restructuring Expense Amount, the Plan Representative may within 10 Business Days of the receipt of the FREA Statement, deliver a notice to the Company disagreeing with such calculation and setting forth the Plan Representative’s calculation of the Final Restructuring Expense Amount (the “Disagreement Notice”).  Any such Disagreement Notice shall specify those items or amounts as to which the Plan Representative disagrees, and the Plan Representative shall be deemed to have agreed with all other items and amounts contained in the FREA Statement and the calculation of the Final Restructuring Expense Amount.

(B) The Company and the Plan Representative shall, during the 10 calendar days following such delivery, use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of the Final Restructuring Expense Amount.  If the parties so resolve all disputes, the computation of the Final Restructuring Expense Amount, as amended to the extent necessary to reflect the resolution of the dispute, shall be conclusive and binding on the parties.  If during such period, the Company and the Plan Representative are unable to reach an agreement, they shall promptly thereafter petition the Bankruptcy Court to review this Agreement and the disputed items or amounts for the purpose of calculating the Final Restructuring Expense Amount.  In making such calculation, the Bankruptcy Court shall consider only those items or amounts in the FREA Statement and the Company’s calculation of the Final Restructuring Expense Amount as to which the Plan Representative has disagreed.  The Bankruptcy Court’s determination of the Final Restructuring Expense Amount shall be final and binding upon the Company and the Plan Representative.

(C) The Purchaser Entities and the Company shall, and shall cause their respective representatives to, cooperate and assist in the preparation of any Disagreement Notice and the calculation of the Final Restructuring Expense Amount and in the conduct of the review referred to in this Section 2.3, including the making available to the extent necessary of books, records, work papers and personnel.

(b) Promptly following the determination of the Final Restructuring Expense Amount in accordance with Section 2.3(a), the parties shall instruct the Escrow Agent to release the Opco Escrow Amount and the Holdco Escrow Amount, respectively, in accordance with the terms of the Escrow Agreement to the Company to pay the remaining Restructuring Expenses, if any, and to distribute pursuant to the Plan.

(c) In the event the Final Restructuring Expense Amount is less than the Restructuring Expense Target (the amount, if any, by which the Final Restructuring Expense Amount is less than the Restructuring Expense Target is referred to as the “Surplus Amount”), then the Purchaser Entities shall (i) pay to the Company by wire transfer of immediately available funds (within two (2) Business Days of the final determination of the Final Restructuring Expense Amount in accordance with Section 2.3(a) above) an amount equal to the Surplus Amount or (ii) use the Company’s, or its Subsidiaries’, existing cash, if available, to fund such Surplus Amount, which together with the Opco Escrow Amount and Holdco Escrow Amount pursuant to Section 2.3(b), shall be distributed by the Company pursuant to the Plan.

III.           CLOSING AND TERMINATION

3.1 Closing Date.  Subject to the satisfaction of the conditions set forth in Article VIII hereof (or the waiver thereof by the party entitled to waive that condition), the closing of the Stock Purchase (the “Closing”) shall take place at the offices of Weil Gotshal & Manges LLP, located at 767 Fifth Avenue, New York, New York (or at such other place as the parties may designate in writing) at 12:01 a.m. (New York City time) on a date that is not more than five Business Days following the satisfaction or waiver of all conditions precedent to the Effective Date and the conditions set forth in Article VIII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time or date, or both, are agreed to in writing by the parties hereto.  The date on which the Closing shall be held is referred to in this Agreement as the “Closing Date.”

3.2 Deliveries by the Debtors.  At the Closing, the Debtors shall deliver:

(a) to the Purchaser Entities, the officer’s certificate(s) required to be delivered pursuant to Sections 8.1(a) and 8.1(b);

(b) to the Purchaser Entities, a certificate executed by the Company that it is not a foreign person within the meaning of Section 1445(f)(3) of the Code;

(c) to the Purchaser Entities, (i) a certificate representing the Company Capital Stock being purchased and sold hereunder, (ii) evidence of the resignations or removal of those directors and officers of the Company and its Subsidiaries, as applicable, identified in writing to the Company by Purchaser not less than five Business Days prior to Closing and (iii) evidence of any changes to the constitutive documents of the Company and its subsidiaries that may be necessary to implement acquisition of the Company Capital Stock as contemplated by the Plan and which shall have been identified by Purchaser in writing to the Company not less than five Business Days prior to Closing;

(d) to the Purchaser Entities, an Escrow Agreement executed by the Company;

(e) the Exit Notes to those purchasers who have entered into the note purchase agreement in connection with the Exit Facility and all other closing documents to be delivered in connection with the issuance of the Exit Notes pursuant thereto;

(f) to the Purchaser Entities, a certificate signed by the chief financial officer of the Company and Opco required to be delivered pursuant to Section 8.1(f); and

(g) to the Purchaser Entities, such other documents, instruments and certificates as the Purchaser Entities may reasonably request, including a certified copy of the Confirmation Order and notice of the Effective Date.

3.3 Deliveries by Purchaser.  At the Closing, Purchaser shall deliver:

(a) an amount equal to the Stated Price (net of such portion of the Stated Price, if any, that (a) is reinvested in Parent in exchange for Common Stock of Parent pursuant to the Plan or (b) Purchaser and the Company agree can be funded from cash of the Company and its Subsidiaries at Closing, and which amount is not necessary for the distribution contemplated by the Plan), to be distributed as provided in the Plan by wire transfer of immediately available funds to an account specified by the Company (such account to be specified not less than two Business Days prior to the Closing Date);

(b) an amount equal to the Opco Escrow Amount and Holdco Escrow Amount by wire transfer of immediately available funds to the Escrow Account;

(c) to the Company, on behalf of the Debtors, an Escrow Agreement executed by Purchaser;

(d) rights with respect to the common securities of Parent for distribution pursuant to the Plan;

(e) to the Company, on behalf of the Debtors, the officer’s certificate required to be delivered pursuant to Sections 8.2(a) and 8.2(b); and

(f) to the Company, on behalf of the Debtors, such other documents, instruments and certificates as the Company may reasonably request.

3.4 Automatic Termination.  Subject to Section 9.3, this Agreement will expire by its own terms and terminate automatically, without notice or further action by any party, if:

(a) the Plan is not accepted by at least two-thirds in amount and more than one-half in number of those holders of allowed claims of each of the class of Senior Note Debtholders, and the class of Holdco Debtholders that vote on the Plan in accordance with section 1126(b) and Rule 3018 of the Bankruptcy Code on or prior to the 45th day after the date hereof, provided that (i) Purchaser shall have the option to extend without limit (but subject to the other termination events described herein) by written notice to the Company, and (ii) if the Company shall have commenced solicitation on or prior to the 25th day after the date hereof and shall be diligently pursuing acceptance of each class of Secured Debtholders, Senior Note Debtholders and Holdco Debtholders in accordance with section 1126(b) and Rule 3018 of the Bankruptcy Code (A) Purchaser may not extend pursuant to clause (i) beyond the 75th day after the date hereof, and (B) the Company shall have the option to extend by written notice to Purchaser such date for additional periods of time not beyond the 75th day after the date hereof;

(b) the Petition Date does not occur on or prior to the 45th day after the date hereof, provided that (i) Purchaser shall have the option to extend such date without limit (but subject to the other termination events described herein) by written notice to the Company, from time to time, and (ii) the Company shall have the option to extend by written notice to Purchaser such date for additional periods of time not to exceed 30 days in the aggregate;

(c) the Plan Sponsor Order is not entered (without stay pending appeal) on or prior to the 25th day after the Petition Date, provided that Purchaser shall have the option to extend such date without limit (but subject to the other termination events described herein) by written notice to the Company, from time to time;

(d) the Confirmation Order has not been entered by the Bankruptcy Court within 60 days after the Petition Date; provided that, either Parent or the Company shall have the option to extend by written notice to the other party, from time to time, such date for additional periods of time not to exceed 15 days in the aggregate; provided, further, that if (i) the Company shall not have obtained the approval of each class of Secured Debtholders, Senior Note Debtholders and Holdco Debtholders in accordance with section 1126(b) and Rule 3018 of the Bankruptcy Code or (ii) the condition set forth in Section 8.3(c) has not yet been satisfied due to the failure to obtain the necessary consents and approvals under applicable Laws, either Parent or the Company shall have the option to extend by written notice to the other party, from time to time, such date for additional periods of time not beyond 120 days after the Petition Date.

(e) the Closing shall not have occurred by March 15, 2010 (the “Termination Date”);

(f) the Bankruptcy Court or any court exercising appellate jurisdiction over the Bankruptcy Court enters an order denying confirmation of the Plan  or converting the Bankruptcy Case of the Company or Opco to a case under chapter 7 of title 11 of the Bankruptcy Code and such order (i) has been in effect for 30 days and (ii) is not subject to stay;

(g) the Restructuring Support Agreement is terminated with respect to any creditor or class of creditors pursuant to Sections 2.1(c), 2.1(g) or 2.3 (other than, in the case of a termination pursuant to Section 2.1(g) or 2.3, as a result of an amendment, modification or pleading consented to in writing by a Purchaser Entity or as a result of a pleading filed by a Purchaser Entity) prior to termination of this Agreement; provided that Purchaser shall have the option to delay such termination in this clause (g) without limit (but subject to the other termination events described herein) by written notice to the Company, from time to time; or

(h) (i) the board of directors of any Debtor approves, endorses or recommends a Competing Transaction or if any Special Committee recommends a Competing Transaction and the board of directors of such Debtor does not reject such recommendation within five (5) Business Days after receipt of such recommendation in writing, (ii) any Debtor enters into a definitive contract or agreement relating to a Competing Transaction, (iii) any Debtor or the board of directors of such Debtor publicly announces its intention to do any of the foregoing or (iv) the Bankruptcy Court enters a non-appealable order approving any of the foregoing.

3.5 Termination by Mutual Consent.  This Agreement may be terminated prior to the Closing by mutual written consent of the Company and Parent.

3.6 Termination by the Company.  This Agreement may be terminated by the Company:

(a) at any time prior to the time the Bankruptcy Court shall have entered the Confirmation Order, if (i) the board of directors of the Company and the Bankruptcy Court authorize the Company, subject to complying with the terms of this Agreement, to enter into a definitive agreement with respect to a Superior Proposal, (ii) the board of directors of the Company has determined in good faith, after consultation with its legal and financial advisors, that the transactions contemplated by such agreement constitutes a Superior Proposal, (iii) Simmons Company, the Company and Opco are not then and have not been in breach in any material respect of any of their obligations under Section 6.2, and (iv) the Debtors pay the Break-Up Fee plus the Break-Up Fee Expense Amount or deliver the Break-Up Fee Note in accordance with the terms of Section 3.10(c) (any purported termination pursuant to this Section 3.6(a) shall be void and of no force or effect unless the Debtors shall have made such payment or agreed to make such payment in accordance with Section 3.10(c)); or

(b) if any condition set forth in Section 8.2 or Section 8.3(a) shall have become incapable of fulfillment prior to the Termination Date other than as a result of a breach by any Debtors of any covenant or agreement contained in this Agreement, and such condition is not waived by the Company.

3.7 Termination by Parent.  This Agreement may be terminated at any time prior to the Closing by Parent:

(a) if any condition set forth in Section 8.1 or Section 8.3(a) shall have become incapable of fulfillment prior to the Termination Date other than as a result of a breach by Parent or Purchaser of any covenant or agreement contained in this Agreement, and such condition is not waived by Parent; or

(b) if any amendments that would require Purchaser Approval (under and as defined in the Plan) are made to the Plan, Plan Sponsor Order or Confirmation Order without Purchaser Approval (as defined in the Plan).

3.8 Waiver; Automatic Stay.  The failure of a party to exercise its right to terminate this Agreement under, or the extension of any time period in, any provision of this Article III at any time will not constitute a waiver of any such right.  For the avoidance of doubt, the automatic stay arising pursuant to section 362 of the Bankruptcy Code in the Bankruptcy Case shall be deemed waived or modified for purposes of providing notice under or terminating this Agreement.

3.9 Procedure Upon Termination.  In the event of termination pursuant to this Article III, written notice thereof shall forthwith be given to the other party or parties (other than in the case of termination pursuant to Section 3.4), and this Agreement shall terminate without further action by the parties hereto.  If this Agreement is terminated as provided herein, each party shall, and shall cause each of its Affiliates and each of its and their respective agents, consultants, advisors and Representatives that has heretofore executed a confidentiality agreement, or a consent with respect to compliance with any confidentiality agreement, in connection with the transactions contemplated herein, to return or destroy, in accordance with the terms of the Confidentiality Agreement or other applicable confidentiality agreement, all written Confidential Information (as defined in the Confidentiality Agreement) and any other written material containing or reflecting any of the Confidential Information (as defined in the Confidentiality Agreement), including any copies, extracts or other reproductions in whole or in part, mechanical or electronic, of such written material, or any computer records, voicemails, documents, memoranda, notes or other writings whatsoever prepared by such party or its Representatives based on the Confidential Information (as defined in the Confidentiality Agreement).

3.10 Effect of Termination; Break-Up Fee.

(a) In the event of termination of this Agreement pursuant to this Article III, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that Section 3.9, Section 3.10 and the provisions set forth in Article IX shall survive the termination of this Agreement.

(b) In the event that:

(A) this Agreement shall terminate pursuant to Section 3.4(a), Section 3.4(b) or Section 3.4(c); or

(B) this Agreement shall terminate pursuant to Section 3.7(b) because of an amendment to the Plan Sponsor Order made prior to or upon entry of the Plan Sponsor Order by the Bankruptcy Court;

then the Debtors, jointly and severally, shall pay to Parent in cash on demand but in no event later than three Business Days thereafter, a cash amount equal to the Break-Up Fee Expense Amount.

(c) In the event that:

(A) this Agreement shall terminate pursuant to Section 3.4(g), Section 3.4(h) or Section 3.6(a); or

(B) this Agreement is terminated by Parent pursuant to (i) Section 3.7(b) because of an amendment to the Plan, Plan Sponsor Order or Confirmation Order made following entry of the Plan Sponsor Order by the Bankruptcy Court, or (ii) Section 3.7(a) solely as it relates to Section 8.1 as a result of a breach by the Company or Opco of its obligations under this Agreement;

then the Debtors, jointly and severally, shall pay to Parent in cash on demand, but in no event later than three Business Days thereafter, a cash amount equal to $21 million (the “Break-Up Fee”) plus the Break-Up Fee Expense Amount; provided, however, that in the event such termination occurs following the entry of the Plan Sponsor Order, the Debtors, jointly and severally, may elect with the approval of the Bankruptcy Court as provided in the Plan Sponsor Order to fund the Break-Up Fee and the Break-Up Fee Expense Amount by delivering to Parent, in lieu of cash, an unconditional and negotiable note payable (the “Break-Up Fee Note”) in principal amount equal to the Break-Up Fee of the Debtors, jointly and severally, in a form reasonably acceptable to Parent and attached to the Plan Sponsor Order, and payable in full plus accrued and unpaid interest thereon at the Prime Rate on the Break-Up Fee Note Maturity.  All amounts due under the Break-Up Fee Note shall constitute administrative expenses of the Debtors in the Bankruptcy Case, with administrative priority and senior secured status under sections 364(c) and 364(d) of the Bankruptcy Code as so ordered by the Court. Such administrative claim shall have priority over all other costs and expenses of the kinds specified in, or ordered pursuant to, sections 105, 326, 330, 331, 503(b), 506(c), 507(a), 507(b), 726 or any other provision of the Bankruptcy Code and shall at all times be senior to the rights of the Debtors, the Debtors’ estates, and any successor trustee or estate representative in the Bankruptcy Case or any subsequent proceeding or case under the Bankruptcy Code.

(d) Simmons Company, the Company and Opco acknowledge that the agreements contained in this Section 3.10 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Purchaser Entities would not enter into this Agreement; accordingly, if the Company fails to pay the amount due pursuant to, and in accordance with the terms of Section 3.10(b) or Section 3.10(c), and either party commences a suit or files a motion to determine the obligation of the Company to pay the amount set forth in Section 3.10(b) or Section 3.10(c) or any portion thereof, the prevailing party shall be entitled to recover from the non-prevailing party all of its reasonable substantiated costs and expenses (including reasonable attorneys’ fees) solely in connection with such suit or motion, together with interest on such amount or portion thereof at the “prime rate” as published in The Wall Street Journal, Eastern Edition in effect on the date such payment was required to be made through the date of payment (calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding) (the “Prime Rate”).

IV.           REPRESENTATIONS AND WARRANTIES OF THE DEBTORS

Each Debtor hereby represents and warrants to the Purchaser Entities that except as set forth in the Disclosure Letter, which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are true and correct.  The Disclosure Letter shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Article IV, and the disclosures in any section or subsection of the Disclosure Letter shall qualify other sections and subsections of this Article IV only to the extent it is reasonably clear from a reading of such disclosure that such disclosure is applicable to such other sections and subsections:

4.1 Organization and Good Standing.  Schedule 4.1 sets forth the name and jurisdiction of organization of each of Simmons Company, the Company, Opco and their respective Subsidiaries.  Each of Simmons Company, the Company, Opco and their respective Subsidiaries have made available to Purchaser copies of their respective certificate of incorporation, bylaws or other organizational documents, as the case may be, as currently in effect on the date hereof.  Each of Simmons Company, the Company, Opco and their respective Subsidiaries is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and, subject to the limitations imposed on such Debtors as a result of filing the Bankruptcy Case, has the requisite corporate or company power and authority to own, lease, operate or otherwise hold its properties and assets and to carry on its business as now conducted.  Each of Simmons Company, the Company, Opco and their respective Subsidiaries is duly qualified or authorized to do business as a foreign entity and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties or assets requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have a Company Material Adverse Effect.

4.2 Authorization of Agreement.  Each Debtor has all requisite power, authority and legal capacity to execute and deliver, or authorize Opco to execute and deliver on its behalf, this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by such Debtor in connection with the consummation of the transactions contemplated by this Agreement (the “Company Documents”) and, subject to entry of the Confirmation Order and the Plan Sponsor Order, to perform its respective obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Company Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of each Debtor.  This Agreement has been, and the Company Documents will be at or prior to the Closing, duly and validly executed and delivered by, or on behalf of, each Debtor and (assuming the due authorization, execution and delivery by the other parties hereto and thereto, the entry of the Confirmation Order and, with respect to the Company’s obligations under Section 3.10, the entry of the Plan Sponsor Order) this Agreement constitutes, and each of the Company Documents when so executed and delivered will constitute, legal, valid and binding obligations of each Debtor, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.3 Conflicts; Consents.

(a) The execution, delivery and performance by, or on behalf of, the Debtors of this Agreement and the Company Documents, the consummation of the transactions contemplated hereby and thereby, or compliance by the Debtors with any of the provisions hereof or thereof will not (A) conflict with, or result in any violation of, or constitute a breach or default (with or without notice or lapse of time, or both) under, or give rise to any penalty or right of termination, cancellation or acceleration under, any provision of (i) the certificate of incorporation and by-laws or comparable organizational documents of Simmons Company, the Company, Opco or any of their Subsidiaries; (ii) subject to entry of the Confirmation Order and applicable provisions of the Bankruptcy Code, any Contract or Permit to which Simmons Company, the Company, Opco or any of their Subsidiaries is a party or by which any of the properties or assets of Simmons Company, the Company, Opco or any of their Subsidiaries is bound, except where the right of termination or cancellation of the Contract arises from the bankruptcy of the Debtors or its Subsidiaries; (iii) subject to compliance with the applicable requirements of the HSR Act and other Antitrust Laws and entry of the Confirmation Order and applicable provisions of the Bankruptcy Code, any Order of any Governmental Body or Law applicable to the Company, Opco or any of their Subsidiaries or any of their respective properties or assets as of the date hereof, other than, in the case of clauses (ii) and (iii), such conflicts, violations, defaults, terminations or cancellations that would not have a Company Material Adverse Effect or (B) result in the creation or imposition of any Lien other than Permitted Exceptions on any of the assets or properties of Simmons Company, the Company, Opco or any of their Subsidiaries.

(b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Simmons Company, the Company, Opco or any of their Subsidiaries in connection with the execution, delivery and performance of this Agreement or the Company Documents, the compliance by the Debtors with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby or the taking by the Debtors of any other action contemplated hereby or thereby, except for (i) compliance with the applicable requirements of the HSR Act and other Antitrust Laws, (ii) the entry of the Confirmation Order, (iii) the entry of the Plan Sponsor Order, and (iv) such other consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings and notifications, the failure of which to obtain or make would not have a Company Material Adverse Effect.

4.4 Financial Statements; Undisclosed Liabilities.

(a) The Company has delivered to the Purchaser Entities copies of (i) the audited consolidated balance sheets of Simmons Company as at December 30, 2006, December 29, 2007 and December 27, 2008 the related audited consolidated statements of operations and of cash flows for the fiscal years then ended, together with all related notes and schedules thereto, accompanied by the reports thereon of Simmons Company’s accountants and (ii) the unaudited condensed consolidated balance sheet of Simmons Company as at June 27, 2009 and the related consolidated statement of operations and cash flows for the six month period then ended (such audited and unaudited statements, including the related notes and schedules thereto, are referred to herein as the “Financial Statements”).  Each of the Financial Statements (X) was prepared in all material respects in accordance with the books of account and other financial records of Simmons Company, (Y) except as disclosed in the notes and schedules thereto, has been prepared in accordance with GAAP consistently applied without modification of the accounting principles used in the preparation thereof throughout the periods presented and (Z) presents fairly in all material respects the consolidated financial condition, results of operations and cash flows of Simmons Company, as applicable, as at the dates and for the periods indicated therein; provided that the unaudited Financial Statements are subject to normal year-end audit adjustments which are not, in the aggregate, material in amount or effect as of the date hereof.

(b) There are no Liabilities of Simmons Company, the Company, Opco or any of their Subsidiaries of any kind required by GAAP to be disclosed on a balance sheet, other than (i) Liabilities that are fully and adequately reflected or reserved against in the Financial Statements, (ii) Liabilities incurred in the Ordinary Course of Business subsequent to December 27, 2008, (iii) Liabilities resulting from obligations pursuant to Material Contracts entered into in the Ordinary Course of Business provided that Simmons Company, the Company, Opco or its Subsidiaries, as applicable, are not in default thereunder, (iv) Liabilities disclosed on Schedule 4.4(b), and (v) other undisclosed Liabilities that would not have a Company Material Adverse Effect.

4.5 Capitalization.  Schedule 4.5 sets forth the number of authorized and outstanding shares of capital stock or comparable equity interest of each of Simmons Company, the Company, Opco and their Subsidiaries, the names of the record holders thereof and the amount of capital stock or comparable equity interest held by such holder.  All outstanding shares of capital stock or other equity interest of each of Simmons Company, the Company, Opco and their Subsidiaries have been duly authorized and validly issued and are fully paid and non assessable, were issued in compliance with all applicable federal and state securities laws and any preemptive rights or rights of first refusal of any Person, and are not listed on any stock exchange or regulated market. The capital stock or other equity interest of each of the Company’s Subsidiaries is owned by the Company or by a direct or indirect wholly-owned Subsidiary of the Company, free and clear of any Lien, except for Permitted Exceptions.  There are no, and Simmons Company, the Company, Opco and their Subsidiaries are not bound by or subject to any, outstanding (i) securities convertible into or exchangeable for shares of capital stock or voting securities of any of Simmons Company, the Company, Opco and their Subsidiaries, or (ii) options, warrants, put, call, exchange or other rights (including pre-emptive rights or rights of first offer) agreements, commitments, arrangements or understandings of any kind pursuant to which Simmons Company, the Company, Opco and their Subsidiaries, contingently or otherwise, are or may become obligated to offer, issue, sell purchase, return or redeem, or cause to be offered, issued, sold, purchased, returned or redeemed, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Simmons Company, the Company, Opco and their Subsidiaries (the items in the preceding clauses (i) and (ii) together with shares of capital stock or voting securities of Simmons Company, the Company, Opco and their Subsidiaries, being referred to collectively as the “Debtor Securities”).  There are no voting trusts, proxies or any other agreements or understandings with respect to the voting of any Debtor Securities or that affects or relates to the voting or giving of written consents with respect to any Debtor Securities.  There is no agreement or restriction (such as a right of first refusal, right of first offer or proxy) with respect to the sale of any Debtor Securities (whether outstanding or issuable upon conversion or exercise of outstanding securities).  There are no agreements, commitments, arrangements, understandings or other obligations to declare, make or pay any dividends or distributions, whether current or accumulated, or due or payable, on any Debtor Securities.

4.6 Title.  Other than the real property subject to Real Property Leases, Intellectual Property, and personal property subject to personal property leases, each of Simmons Company, the Company, Opco and their respective Subsidiaries owns or has a valid right to use all of the material assets used or held for use by it in the conduct of the Business, free and clear of all Liens, other than Permitted Exceptions.

4.7 Taxes.

(a) For all taxable years ending on or after December 31, 2001, Simmons Company, the Company, Opco and their respective Subsidiaries have timely filed all federal and all material state, local or foreign Tax Returns required to be filed with the appropriate Tax Authorities in all jurisdictions in which such Tax Returns are required to be filed (taking into account any extension of time to file granted or to be obtained on behalf of Debtors or their Subsidiaries) and all such Tax Returns are correct and complete in all material respects. All Taxes shown to be payable on such Tax Returns have been paid.

(b) No agreements, waivers or other arrangements exist providing for an extension of time with respect to payment by, or assessment against, any of Simmons Company, the Company, Opco or their respective Subsidiaries in respect of any Taxes.  None of Simmons Company, the Company, Opco or any of their respective Subsidiaries is a party to or bound by any Tax sharing or allocation agreement or has any current or potential contractual obligation to indemnify any Person other than Simmons Company, the Company or any of its Subsidiaries with respect to Taxes.

(c) (i) None of the Tax Returns referred to in Section 4.7(a) is currently being examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority; and (ii) to the Knowledge of the Company, there is no jurisdiction where any of Simmons Company, the Company, Opco or any of their respective Subsidiaries might be required to file Tax Returns where such Tax Returns have not been filed.

(d) None of Simmons Company, the Company, Opco and their respective Subsidiaries will be required, as a result of (i) a change in accounting method for a Tax period beginning on or before the Closing, to include any adjustment under Section 481(c) of the Code (or any similar provision of state, local or foreign law) in taxable income for any Tax period beginning on or after the Closing Date, or (ii) any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax law), to include any item of income in or exclude any item of deduction from any Tax period beginning on or after the Closing.

(e) From and after the taxable year ending December 31, 2001, none of Simmons Company, the Company, Opco and their respective Subsidiaries has ever been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return (other than the group that they are currently members of).

(f) From and after the taxable year ending December 31, 2001, no closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to any of Simmons Company, the Company, Opco and their respective Subsidiaries.

(g) For all periods for which Treasury Regulations Section 1.6011-4 has been effective, none of Simmons Company, the Company, Opco and their respective Subsidiaries has engaged in any transaction that is the same as, or substantially similar to, a transaction which is a “reportable transaction” for purposes of Treasury Regulations Section 1.6011-4(b) (including any transaction which the Internal Revenue Service has determined to be a “listed transaction” for purposes of Treasury Regulation Section 1.6011-4(b)(2)) or any comparable provisions of state or local Law.  From and after the taxable year ending December 31, 2001, none of Simmons Company, the Company, Opco and their respective Subsidiaries has (i) engaged in a transaction of which it made disclosure to any taxing authority to avoid penalties under Section 6662(d) of the Code or any comparable provision of state, foreign or local law or (ii) participated in any “tax amnesty” or similar program offered by any taxing authority to avoid the assessment of penalties or other additions to Tax.

(h) None of Simmons Company, the Company, Opco and their respective Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for Tax-free treatment under Section 355(a) of the Code: (i) at any time during the two-year period prior to the date hereof, (ii) at any time during the period commencing on the date hereof and ending on the Closing Date or (iii) which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with and including the transactions contemplated by this Agreement.

(i) Simmons Company, the Company, Opco and their respective Subsidiaries are and have always been properly characterized as a corporation for U.S. federal income tax purposes.

(j) From and after the taxable year ending December 31, 2001, each of Simmons Company, the Company, Opco and their respective Subsidiaries has duly and timely withheld all material amounts of Taxes required by Law to be withheld by it (including Taxes required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the account of any person, including any Employees, officers or directors and any non-resident person) and has duly and timely remitted to the appropriate Tax Authority such Taxes required by Law to be remitted by it.

(k) Simmons Company’s Financial Statements reflect an appropriate reserve, in accordance with GAAP for all material Taxes payable by Simmons Company, the Company and their Subsidiaries that are not yet due and payable whether or not assessed and whether or not shown as being due on any Return and that relate to periods ending on or prior to the date of such financial statements, and Simmons Company, the Company and their Subsidiaries have made adequate provisions in accordance with GAAP in their books and records for any Taxes accruing in respect of any period which has ended subsequent to the period covered by such financial statements.

(l) From and after the taxable year ending December 31, 2001, none of Simmons Company, the Company, Opco and their respective Subsidiaries has acquired property from a non-arm’s length person for consideration, the value of which is less than the fair market value of the property acquired in circumstances which could subject it to a liability for Taxes.

4.8 Real Property.

(a) Schedule 4.8(a) sets forth a complete list of the street address of each parcel of owned real property owned in fee by Simmons Company, the Company, Opco or their Subsidiaries (individually, an “Owned Property” and collectively, the “Owned Properties) and the current record owner of each such Owned Property.  With respect to each such Owned Property (a) the identified record owner has good and marketable fee simple title to the parcel, free and clear of all Liens, other than Permitted Exceptions; (b) there are no leases, subleases or licenses, written or oral, granting to any party or parties, other than to Simmons Company, the Company, Opco or their Subsidiaries, any material right of use or occupancy of such parcel or any portion thereto (except for matters of public record or matters which are disclosed in a survey); and (c) no Person, other than Simmons Company, the Company, Opco or their Subsidiaries, has any agreement to purchase, right of first refusal, option to purchase or any other right to acquire from Simmons Company, the Company, Opco or their Subsidiaries all or any part of the Owned Properties.  Correct and complete copies of each vesting deed, title policy, land registrar and/or title commitment, easement, survey and other instrument affecting title to the Owned Properties that are currently in Simmons Company’s, the Company’s, Opco’s or any of their respective Subsidiaries’ possession been made available to the Purchaser Entities.  None of Simmons Company, the Company, Opco and their Subsidiaries has any options to acquire any fee interest or leasehold interest in any real property other than with respect to the Owned Properties or the Real Property Leases.  To the Knowledge of the Company, there are no existing public improvements which may reasonably be expected to result in any material special assessment and no pending or, to the Knowledge of the Company, threatened assessments that could materially adversely affect the ownership, operation, use or enjoyment of the Owned Properties.  To the Knowledge of the Company, each of the Owned Properties has been granted such entitlements, whether by applicable zoning, variance or otherwise, to be used as it is currently used, and there is no pending or, to the Knowledge of the Company, threatened change in any such entitlement.  There are no pending or, to the Knowledge of the Company, threatened claims relating to condemnation, eminent domain or similar proceedings affecting the Owned Properties in any material respect.

(b) Schedule 4.8(b) sets forth a complete list of all real property leased or subleased by Simmons Company, the Company, Opco or their Subsidiaries (individually, a “Real Property Lease” and collectively, the “Real Property Leases”).  All Real Property Leases are held by Simmons Company, the Company, Opco or their Subsidiaries under valid leasehold interests.  The Company has made available to the Purchaser Entities a correct and complete copy (with all amendments thereto) of the leases and subleases for the Real Property Leases.  To the Knowledge of the Company, each lease and sublease (as amended) for the Real Property Leases is in full force and effect in all material respects, and none of Simmons Company, the Company, Opco or their respective Subsidiaries has received written notice of a current default under any such lease or sublease.  None of the parties to any such lease or sublease has provided as of the date hereof written notification to Simmons Company, the Company, Opco or any of their respective Subsidiaries of an intention not to renew any such lease or sublease.  To the Knowledge of the Company, each of the properties subject to Real Property Leases has been granted such entitlements, as necessary, whether by applicable zoning, variance or otherwise, to be used as it is currently used, and there is no pending or, to the Knowledge of the Company, threatened change in any such entitlement, if any.

4.9 Insurance.  The Company has made available to the Purchaser Entities all policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance currently in force for the benefit of or relating to the assets, properties, business, operations, employees, officers or directors of Simmons Company, the Company, Opco and their respective Subsidiaries.  All such policies are valid and in full force and effect, all premiums with respect thereto covering all periods up to the date of this Agreement have been timely paid and Simmons Company, the Company, Opco and their respective Subsidiaries are otherwise in compliance with their obligations under such policies in all material respects, and, except for notices of cancellation received by Simmons Company, the Company, Opco or their respective Subsidiaries in the Ordinary Course of Business prior to the renewal date of such policies, no written notice of cancellation, termination or non-renewal has been received by Simmons Company, the Company, Opco or their respective Subsidiaries with respect to any such policy, nor has Simmons Company, the Company, Opco and or their respective Subsidiaries been denied insurance coverage.  No policy limits under such policies have been exhausted or materially reduced.  No insurance policy with respect to Simmons Company, the Company, Opco or their respective Subsidiaries is maintained through a qualified self-insurance, other than the deductible portion of any insurance policy.  All material claims, if any, made against Simmons Company, the Company, Opco or their respective Subsidiaries that are covered by insurance have been disclosed to and have not been rejected or reserved as to any rights by the appropriate insurer.

4.10 Intellectual Property.

(a) Schedule 4.10(a) sets forth a true and complete list of all (i) Intellectual Property that is registered by Simmons Company, the Company, Opco or any of their respective Subsidiaries or for which an application for registration by Simmons Company, the Company, Opco or any of their respective Subsidiaries is pending, and (ii) material Trademarks that are not subject to a registration or pending application for registration that Simmons Company, the Company, Opco or any of their respective Subsidiaries owns or for which it claims ownership.

(b) Parent Company does not own or license any Company Intellectual Property.  The Company, Opco and/or their respective Subsidiaries exclusively own or have licenses to use, free and clear of all Liens except Permitted Exceptions, all Company Intellectual Property conveyed to Purchaser in connection with this Agreement.  To the Knowledge of the Company, (i) all Company Intellectual Property owned or exclusively licensed by the Company, Opco or any of their respective Subsidiaries is valid and enforceable and (ii) subject to Section 7.2(b)(I) of this Agreement, all Company Intellectual Property that is registered by the Company, Opco or any of their respective Subsidiaries is subsisting.  No claims are pending or, to the Knowledge of the Company, threatened, against Simmons Company, the Company, Opco and their respective Subsidiaries based on any claim or allegation that the operation of the Business infringes, misappropriates, dilutes, or otherwise violates any Intellectual Property right of any third party, nor, to the Knowledge of the Company, is there a basis for such a claim.

(c) To the Knowledge of the Company, no Person is infringing, misappropriating, diluting or otherwise violating any Company Intellectual Property that is exclusively licensed or owned by the Company, Opco or their respective Subsidiaries’ in any material respect.

(d) The material Company Intellectual Property is not the subject of any challenge received by Simmons Company, the Company, Opco and their respective Subsidiaries in writing.

(e) Each of Simmons Company, the Company, Opco and their respective Subsidiaries has taken reasonable measures to protect the confidentiality of all trade secrets and other confidential business information that are owned, used or held by any of them, respectively, and to the Knowledge of the Company, such trade secrets and other material confidential business information have not been used, disclosed to or discovered by any Person except pursuant to non-disclosure agreements which, to the Knowledge of the Company, have not been breached.  To the Knowledge of the Company, none of Simmons Company, the Company, Opco or their respective Subsidiaries has breached a non-disclosure agreement with respect to, any trade secrets or other confidential business information that are owned, used or held by any other Person.

(f) Each of Simmons Company, the Company, Opco and their respective Subsidiaries has complied in all material respects with (i) all applicable Laws regarding data protection and the privacy and security of personal information, and (ii) their respective posted privacy policies.

(g) Notwithstanding anything in this Agreement to the contrary, this Section 4.10 contains the sole and exclusive representations and warranties in this Agreement relating to Intellectual Property infringement matters.

4.11 Material Contracts.

(a) Schedule 4.11 sets forth all Contracts (except purchase orders executed in the Ordinary Course of Business and except for leases and/or subleases for real property) to which any of Simmons Company, the Company, Opco and their respective Subsidiaries is a party, or is otherwise bound, or to which any of their respective assets are bound, of the type described below (collectively, the “Material Contracts”):

(A) (a) any option or purchase Contract which involves commitments to purchase by Simmons Company, the Company, Opco or their respective Subsidiaries in excess of $2,000,000 annually, and (b) any agreement for the lease of personal property to or from any Person providing for payments in excess of $1,000,000 annually, in each case that cannot be terminated on not more than 60 days’ notice without payment by Simmons Company, the Company, Opco or their respective Subsidiaries of any penalty;

(B) any agreement concerning a partnership or joint venture;

(C) any agreement entered into during the five (5) years prior to the date hereof relating to the acquisition or disposition of any business or assets outside the Ordinary Course of Business (whether by merger, sale/purchase of stock, sale/purchase of assets or otherwise), in each case for consideration in excess of $5,000,000;

(D) Contracts (other than inter-company Contracts between any of the Company, Opco or their respective wholly-owned Subsidiaries) relating to incurrence of Indebtedness or the making of any loan or advance, in each case involving amounts in excess of $500,000;

(E) any agreement that restricts the ability of Simmons Company, the Company, Opco or their respective Subsidiaries to (i) compete in any line of the Business anywhere in the world, (ii) except further as part of any temporary hire agreement entered into in the Ordinary Course of Business, solicit or retain any customer of the Business to do business, or (iii) except further as part of any temporary hire agreement, consulting agreement or IT services agreement entered into in the Ordinary Course of Business, solicit or hire any person in the Business to become an employee;

(F) except for agreements entered into in the Ordinary Course of Business, all agreements involving Simmons Company, the Company, Opco or their respective Subsidiaries and a Governmental Body;

(G) any agreement with any labor union or association representing any employees of Simmons Company, the Company, Opco or their respective Subsidiaries or any collective bargaining agreements;

(H) any license, royalty or other agreement (other than engagement letters with consultants or intra-company licenses, royalties or agreements between any of the Company, Opco or their respective wholly-owned Subsidiaries) granting rights to Simmons Company, the Company, Opco or any of their respective Subsidiaries to the Intellectual Property of any other Person which involves Intellectual Property that is material to the conduct of the Business;

(I) any stockholders agreement, registration rights agreement, voting agreement or other similar agreement to which Simmons Company, the Company, Opco or any of their respective Subsidiaries is subject;

(J) any agreement creating an indemnification obligation of Simmons Company, the Company, Opco or any of their respective Subsidiaries in an amount in excess of $500,000, other than agreements entered into in the Ordinary Course of Business and other than engagement or advisor agreements entered into in connection with the restructuring of the Debtors;

(K) any agreement whereby any of Simmons Company, the Company, Opco or their respective Subsidiaries provides a warranty with respect to its services rendered or its products sold or leased outside the Ordinary Course of Business;

(L) any license, royalty or other agreement (other than intra-company licenses, royalties or agreements between any of the Company, Opco or their respective wholly-owned Subsidiaries) granting rights to any Person under any Company Intellectual Property owned or claimed by Simmons Company, the Company, Opco or any of their respective Subsidiaries which involves (i) the exclusive licensing of such Company Intellectual Property; or (ii) payment to the Company, Opco or any of their respective Subsidiaries during fiscal year 2008 in excess of $250,000 for the terms of such agreement;

(M) any dealer incentive or hospitality agreement which, over the term of the contract involves payment (other than volume related payments) by Simmons Company, the Company, Opco or their respective Subsidiaries, as the case may be, in excess of $500,000; and

(N) any other Contract (other than engagement or advisor agreements entered into in connection with the restructuring of the Debtors or inter-company Contracts between any of Opco or its wholly-owned Subsidiaries) the performance of which involves payment or rebates by Simmons Company, the Company, Opco or their respective Subsidiaries of consideration in excess of $1,000,000 during fiscal year 2008 and which cannot be terminated on not more than 60 days’ notice without payment by Simmons Company, the Company, Opco or their respective Subsidiaries without penalty.

The Company has made available to the Purchaser Entities a correct and complete copy of each written Material Contract and a summary of the terms of each oral Material Contract.  Each Material Contract is valid, binding and enforceable in all material respects by Simmons Company, the Company, Opco or their respective Subsidiaries, as applicable, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing where applicable (regardless of whether enforcement is sought in a proceeding at law or in equity).  To the Knowledge of the Company, none of Simmons Company, the Company, Opco and their respective Subsidiaries, as applicable, is in breach or default in any material respect under any Material Contract, and, other than with respect to the Bankruptcy Case and the transactions contemplated by the Plan, no event has occurred which with notice or lapse of time or both would constitute a breach or default in any material respect thereunder by Simmons Company, the Company, Opco or their respective Subsidiaries, as applicable, or permit termination, cancellation, material modification, or acceleration by the other party thereto, other than in each case as a result of the insolvency or financial condition of any Debtor or the commencement of the Bankruptcy Case.  To the Knowledge of the Company, no event has occurred or circumstance exists that contravenes, conflicts with, or results in a violation or breach by any counterparty or third party of, or gives Simmons Company, the Company, Opco or their respective Subsidiaries the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to terminate, cancel, or materially modify, any Material Contract.  None of Simmons Company, the Company, Opco and their respective Subsidiaries has received in the twelve months prior to the date hereof any written notice in accordance with the terms of any Material Contract of termination or default from any other party to such Material Contract.

4.12 Employee Benefits.

(a) Schedule 4.12(a) lists: (i) all “employee benefit plans”, as defined in Section 3(3) of ERISA, and (ii) all other material plans, programs, agreements and arrangements providing for pension, welfare benefit, bonus, incentive compensation, equity or equity-based compensation, deferred compensation, stock purchase, severance pay, sick leave, leaves of absence, vacation pay, salary continuation, disability, life insurance, educational assistance programs, employee employment agreements or other employment related plans, programs, agreements or arrangements with current or former Employees maintained by Simmons Company, the Company, Opco and their respective Subsidiaries or to which Simmons Company, the Company, Opco and their respective Subsidiaries have any obligation or liability (contingent or otherwise) for current or former employees of the Company, Opco and their respective Subsidiaries (the “Employee Benefit Plans”); Schedule 4.12(a) separately identifies each Employee Benefit Plan which is a single employer plan (“Title IV Plan”), a multiemployer plan subject to Title IV of ERISA (“Multiemployer Plan”) or is a multiple employer plan subject to Sections 4063 or 4064 of ERISA (“Multiple Employer Plan”).

(b) True, correct and complete copies of the following documents, with respect to each of the Employee Benefit Plans (other than Multiemployer Plans) (as applicable), have been made available to the Purchaser Entities along with (A) any plans and related trust documents, and all amendments thereto, (B) the most recent Form 5500 and schedules thereto, (C) the most recent financial statements and most recent actuarial valuations, (D) the most recent IRS determination letter, and (E) the most recent summary plan descriptions (including letters or other documents updating such descriptions).

(c) Each of the Employee Benefit Plans intended to qualify under Section 401 of the Code (“Qualified Plans”) has been determined by the IRS to be so qualified, and nothing has occurred with respect to the operation of any such plan which could reasonably be expected to result in the revocation of such favorable determination.  None of Simmons Company, the Company, Opco and their respective Subsidiaries has engaged in a transaction with respect to any Employee Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Simmons Company, the Company, Opco and their respective Subsidiaries to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.  None of Simmons Company, the Company, Opco and their respective Subsidiaries has incurred or reasonably expects to incur a Tax or penalty imposed by Section 4980 of the Code or Section 502 of ERISA or any liability under Section 4071 of ERISA

(d) All contributions and premiums required by law or by the terms of any Employee Benefit Plan have been timely made (taking into account any waivers granted with respect thereto) and all obligations in respect of each Employee Benefit Plan have been properly accrued and reflected in the Financial Statements.  Neither any Title IV Plan nor any single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver.  Neither any Title IV Plan nor any single-employer plan of an ERISA Affiliate has been required to file information pursuant to Section 4010 of ERISA for the current or most recently completed plan year.  It is not reasonably anticipated that required minimum contributions to any Title IV Plan under Section 412 of the Code will be materially increased by application of Section 412(l) of the Code.  None of Simmons Company, the Company, Opco and their respective Subsidiaries has provided, or is required to provide, security to any Title IV Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(e) Each of the Employee Benefit Plans has been maintained, in substantial compliance with its terms and all provisions of applicable Law. No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Simmons Company, the Company, Opco and their respective Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”).  Simmons Company, the Company, Opco and their respective Subsidiaries have not incurred and do not expect to incur any withdrawal liability with respect to a Multiemployer Plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate).  With the exception of the filing of a petition for bankruptcy in connection with the transactions contemplated herein, no notice of a “reportable event”, within the meaning of Section 4043 of ERISA for which the reporting requirement has not been waived or extended, other than pursuant to Pension Benefit Guaranty Corporation (“PBGC”) Reg. Section 4043.33 or 4043.66, has been required to be filed for any Employee Benefit Plan or by any ERISA Affiliate within the 12 month period ending on the date hereof or will be required to be filed in connection with the transaction contemplated by this Agreement.  Other than pursuant to the filing of a petition for bankruptcy in connection with the transactions contemplated herein, no notices have been required to be sent to participants and beneficiaries or the PBGC under Section 302 or 4011 of ERISA or Section 412 of the Code.

(f) Under each Title IV Plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities”, within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such Pension Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Title IV Plan, and there has been no material change in the financial condition, whether or not as a result of a change in the funding method, of such Title IV Plan since the last day of the most recent plan year. The withdrawal liability of Simmons Company, the Company, Opco and their respective Subsidiaries under each Benefit Plan which is a Multiemployer Plan to which Simmons Company, the Company, Opco and their respective Subsidiaries or an ERISA Affiliate has contributed during the preceding 12 months, determined as if a “complete withdrawal”, within the meaning of Section 4203 of ERISA, had occurred as of the date hereof, would not be material to Simmons Company, the Company, Opco or their respective Subsidiaries.

(g) As of the date hereof, there is no material pending or, to the Knowledge of the Company threatened, litigation relating to the Employee Benefit Plans.  None of Simmons Company, the Company, Opco and their respective Subsidiaries has any obligations for retiree health and life benefits under any Employee Benefit Plan or collective bargaining agreement.  Simmons Company, the Company, Opco and their respective Subsidiaries may amend or terminate any such retiree health and life benefit plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination. There has been no amendment to, announcement by Simmons Company, the Company, Opco and their respective Subsidiaries relating to, or change in employee participation or coverage under, any Employee Benefit Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year.

(h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (v) entitle any employees or consultants of Simmons Company, the Company or any of its subsidiaries to any transaction bonus, success fee or other similar payment, (w) entitle any employees of Simmons Company, the Company or any of its subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (x) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other obligation pursuant to, any of the Employee Benefit Plans, (y) limit or restrict the right of Simmons Company, the Company or, after the consummation of the transactions contemplated hereby, Purchaser to merge, amend or terminate any of the Employee Benefit Plans or (z) result in payments under any of the Benefit Plans which would not be deductible under Section 280G of the Code.

(i) With respect to each Employee Benefit Plan that is maintained outside of the United States substantially for employees who are situated outside of the United States (the “Foreign Plans”):

(A) All Foreign Plans are, and have been, established, registered, administered, funded and invested in all material respects in accordance with the terms of such Foreign Plans including the terms of the material documents that support such Foreign Plans, any applicable collective agreement and all applicable Laws.

(B) To the Knowledge of the Company, no event has occurred respecting any Foreign Plan which would result in the revocation of the registration of such Foreign Plan or entitle any person (without consent of the Company) to wind up or terminate any Foreign Plan, in whole or in part, or which could otherwise reasonably be expected to adversely affect the tax status of any such Foreign Plan.

(C) None of the Foreign Plans provide for benefit increases or the acceleration of, or an increase in, funding obligations that are contingent upon, or will be triggered by the completion of the transactions contemplated herein.

(D) There are no unfunded liabilities in respect of any Foreign Plan including going concern unfunded liabilities, solvency deficiencies or wind-up deficiencies where applicable.

(E) None of the Foreign Plans provide benefits beyond retirement or other termination of service to employees or former employees or to the beneficiaries or dependants of such employees other than pension benefits.

(F) None of Simmons Company, the Company, Opco, nor their respective Subsidiaries sponsor, administer or contribute to or have sponsored, administered or contributed to a multi-employer pension plan.

(G) There is no proceeding, action, suit or claim (other than routine claims for payments of benefits) pending or threatened involving any Foreign Plan or its assets.

(j) Schedule 4.12(j) sets forth all agreements, to which any of Simmons Company, the Company, Opco and their respective Subsidiaries is a party, or is otherwise bound, or to which any of their respective assets are bound, with any (i) employees (full-time or part-time) or (ii) individual consultants or advisors (except for any such consultants or advisors that were engaged by Simmons Company, the Company, Opco or their Subsidiaries solely in connection with the transactions contemplated hereby and the Plan), that require payments in excess of $200,000 annually and that cannot be terminated on less than 60 days’ notice without payment by Simmons Company, the Company, Opco or their respective Subsidiaries of any penalty, or any agreement providing severance benefits to any such individual requiring payment in excess of $200,000 (the “Material Employee Agreements”).  With respect to the Material Employee Agreements, the Company has made available to the Purchaser Entities a correct and complete copy of each written Material Employee Agreement and a summary of the terms of each oral Material Employee Agreement.  Each Material Employee Agreement is valid, binding and enforceable in all material respects by Simmons Company, the Company, Opco or their respective Subsidiaries, as applicable, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing where applicable (regardless of whether enforcement is sought in a proceeding at law or in equity).  To the Knowledge of the Company, none of Simmons Company, the Company, Opco and their respective Subsidiaries, as applicable, is in breach or default in any material respect under any Material Employee Agreement, and no event has occurred which with notice or lapse of time or both would constitute a breach or default in any material respect thereunder by Simmons Company, the Company, Opco or their respective Subsidiaries, as applicable, or permit termination, cancellation, material modification, or acceleration by the other party thereto, other than in each case as a result of the insolvency or financial condition of any Debtor or the commencement of the Bankruptcy Case.  To the Knowledge of the Company, no event has occurred or circumstance exists that contravenes, conflicts with, or results in a violation or breach by any counterparty or third party of, or gives Simmons Company, the Company, Opco or their respective Subsidiaries the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to terminate, cancel, or materially modify, any Material Employee Agreement.  None of Simmons Company, the Company, Opco and their respective Subsidiaries has received in the twelve months prior to the date hereof any written notice in accordance with the terms of any Material Employee Agreement of termination or default from any other party to such Material Employee Agreement.

4.13 Labor and Employment.  (a) Schedule 4.13(a)(i) sets forth a complete and accurate list of the directors and officers of Simmons Company, the Company, Opco and their respective Subsidiaries and Schedule 4.13(a)(ii) sets forth a complete and accurate list of the positions held and employee ID numbers of all employees of Simmons Company, the Company, Opco and their respective Subsidiaries as of the date hereof; (b) none of Simmons Company, the Company, Opco and their respective Subsidiaries is a party to or bound by any labor or collective bargaining agreement; (c) no employees of Simmons Company, the Company, Opco or their respective Subsidiaries are represented by any labor organization, and no labor organization or group of employees of Simmons Company, the Company, Opco or their respective Subsidiaries has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal; (d) no labor strike, work stoppage or slowdown has occurred during the past three years, or, to the Knowledge of the Company, is threatened; (e) there are no unfair labor practice charges, grievances or complaints pending or, to the Knowledge of the Company, threatened by or on behalf of any employee or group of employees of Simmons Company, the Company, Opco or their respective Subsidiaries; (f) there are no complaints, charges or claims against Simmons Company, the Company, Opco or their respective Subsidiaries pending or, to the Knowledge of the Company, threatened that could be brought or filed, with any Governmental Body or based on, arising out of, in connection with or otherwise relating to the employment or termination of employment or failure to employ by Simmons Company, the Company, Opco or their respective Subsidiaries, of any individual; (g) there is no material occupational safety and health claim, discrimination complaint, arbitration request, minimum wage claim, overtime claim or other employment-related claim pending or, to the Knowledge of the Company, threatened, in any forum, which, may reasonably, individually or in the aggregate, create a material Liability, or cause Simmons Company, the Company, Opco or their respective Subsidiaries to incur material expenses or forego material operating savings; and (h) in the six-month period preceding the date hereof, (i) none of Simmons Company, the Company, Opco and their respective Subsidiaries has effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of either Debtor or any of its Subsidiaries, and (iii) neither of the Debtors nor any of their respective Subsidiaries has engaged in layoffs or employment terminations sufficient in number to trigger application of the WARN Act or any similar state or local law or regulation.

4.14 Litigation.  There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against Simmons Company, the Company, Opco or their respective Subsidiaries before any Governmental Body, nor is there any Order outstanding against Simmons Company, the Company, Opco or their respective Subsidiaries, in each case, that has or would have a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

4.15 Compliance with Laws; Permits.

(a) Simmons Company, the Company, Opco and their respective Subsidiaries are in compliance with all Laws (other than Environmental Laws, which are addressed in Section 4.16) applicable to their respective operations or assets or the Business, except where the failure to be in compliance would not have a Company Material Adverse Effect.  None of Simmons Company, the Company, Opco and their respective Subsidiaries has received any written notice of or been charged with the violation of any such Laws or, to the Knowledge of the Company, are subject of any investigation or review pending or, threatened by any Governmental Body relating to an alleged violation of Law, except where such violation would not have a Company Material Adverse Effect.

(b) The Company, Opco and their respective Subsidiaries currently have all Permits which are required for the lawful conduct and operation of the Business as presently conducted, except where the absence of which would not have a Company Material Adverse Effect.  None of Simmons Company, the Company, Opco and their respective Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any Permit to which it is a party, except where such default or violation would not have a Company Material Adverse Effect.

4.16 Environmental Matters.  The representations and warranties contained in this Section 4.16 are the sole and exclusive representations and warranties of the Company pertaining to any Environmental Law. Except as set forth on Schedule 4.16:

(a) the Business is and has been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all material Permits required under all applicable Environmental Laws necessary to operate the Business, except where the failure to comply could not reasonably be expected to result in the imposition of any material liability pursuant to any Environmental Law;

(b) No property (including soils, groundwater, surface water, buildings or other structures) currently or, to the Knowledge of the Company, formerly owned or operated by Simmons Company, the Company or any Subsidiary has been contaminated with any Hazardous Substance in a manner that could reasonably be expected to result in the imposition of any material liability pursuant to any Environmental Law;

(c) to the Knowledge of the Company, none of Simmons Company, the Company nor any Subsidiary could be reasonably expected to incur any material Liability for any Hazardous Substance release, disposal or contamination on any third party property;

(d) no Debtor or its Subsidiaries is the subject of any outstanding Order or Contract with any Governmental Body or any Contract or indemnity with any third party that imposes any liabilities or obligations relating to any Environmental Law, except for such liabilities or obligations that could not reasonably be expected to result in the imposition of any material liability pursuant to any Environmental Law;

(e) there are no pending or, to the Knowledge of the Company, threatened claims alleging any violation of or liability under or pursuant to Environmental Law relating to the Business;

(f) there are no pending or, to the Knowledge of the Company, threatened investigations of the Business which could reasonably be expected to result in the imposition of any material liability pursuant to any Environmental Law; and

(g) to the Knowledge of the Company, there are no other currently existing circumstances or conditions involving Simmons Company, the Company or any of its Subsidiaries that could reasonably be expected to result in any claims, liability, investigations or costs which could reasonably be expected to result in the imposition of any material liability relating to any Environmental Law or any material restrictions on the ownership, use or transfer of any property.

4.17 Financial Advisors.  Other than Miller Buckfire & Co. LLC, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Debtors or their Affiliates in connection with the transactions contemplated by this Agreement.  None of Simmons Company, the Company, Opco and their Subsidiaries is obligated to pay any such fee or commission or like payment to any Person, other than Miller Buckfire & Co. LLC, in connection with the transactions contemplated by this Agreement.

4.18 Affiliate Transactions.  Except (i) for salary, annual bonus and associated benefits provided in the Ordinary Course of Business, (ii) for confidentiality agreements, non-disclosure and proprietary information agreements, non-competition agreements or non-solicitation agreements between the Company, Opco or any of their Subsidiaries and their respective employees entered into in the Ordinary Course of Business, or (iii) intra-company agreements, contracts, commitments, Indebtedness or transactions between any of the Company, Opco or their respective wholly-owned Subsidiaries, or (iv) as disclosed in the most recent audited Financial Statements, no officer, director, manager, partner, employee or other Affiliate of Simmons Company, the Company, Opco or their respective Subsidiaries or Affiliates or any Affiliate or family member of any officer, director, manager, employee or partner of Simmons Company, the Company, Opco or their respective Subsidiaries or Affiliates is a party to any material agreement, contract, commitment or transaction with any of Simmons Company, the Company, Opco and their respective Subsidiaries or Affiliates or has any material interest in any property used by any of Simmons Company, the Company, Opco and their respective Subsidiaries or Affiliates, and there is no Indebtedness owing to Simmons Company, the Company, Opco or their respective Subsidiaries or Affiliates by any officer, director, manager, partner or other Affiliate of Simmons Company, the Company, Opco or their respective Subsidiaries or Affiliates or any Affiliate or family member of any officer, director, manager, employee or partner of Simmons Company, the Company, Opco or their respective Subsidiaries or Affiliates (other than a wholly-owned Subsidiary of the Company).  Other than in connection with salary, annual bonus and associated benefits provided in the Ordinary Course of Business or disclosed in the most recent audited Financial Statements, or intra-company liabilities between the Company, Opco or their respective wholly-owned Subsidiaries, there are no current or accrued liabilities or obligations of Simmons Company, the Company, Opco or their respective Subsidiaries to any officer, director, manager, partner or other Affiliate of Simmons Company, the Company, Opco or their respective Subsidiaries or Affiliates or any Affiliate or family member of any officer, director, manager, employee or partner of Simmons Company, the Company, Opco or their respective Subsidiaries or Affiliates.  The Company has made available to the Purchaser Entities a correct and complete copy of each written agreement and a summary of the terms of each oral agreement listed on Schedule 4.18.

4.19 Absence of Certain Changes and Events.  Except as otherwise contemplated by this Agreement or the Plan, since December 27, 2008:

(a) there has not occurred a Company Material Adverse Effect;

(b) Simmons Company, the Company, Opco and their respective Subsidiaries have conducted their business in the Ordinary Course of Business;

(c) none of Simmons Company, the Company, Opco and their respective Subsidiaries has sold, leased or otherwise disposed of any properties, licenses or assets, except (i) for inventory in the Ordinary Course of Business, (ii) for other properties, licenses or assets having a net book value not in excess of $250,000 individually or $1,000,000 in the aggregate or (iii) as reflected in the Financial Statements;

(d) none of Simmons Company, the Company, Opco and their respective Subsidiaries has mortgaged, pledged or otherwise subjected any of their assets to any Lien, other than (i) Permitted Exceptions or (ii) any other Liens with respect to obligations not in excess of $500,000 individually or $2,000,000 in the aggregate;

(e) none of Simmons Company, the Company, Opco and their respective Subsidiaries has granted any severance payments or increased the salary, employee benefits or other compensation of any employee, officer or director or agreed or committed to pay any bonus or other additional salary, employee benefits or compensation to any employee, officer or director, except (i) for relocation reimbursements made in the Ordinary Course of Business and (ii) for increases or payments to employees less than (1) $25,000 per individual employee and $500,000 in the aggregate with respect to any such severance payments and (2) $25,000 per individual employee who is an officer (Senior Vice President or higher) or $50,000 per other individual employee with respect to any other such payments;

(f) none of Simmons Company, the Company, Opco and their respective Subsidiaries has declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) on any of the capital stock or comparable equity interest, as the case may be, or redeemed or repurchased any of its capital stock or comparable equity interest, as the case may be, other than in either case such capital stock or comparable equity interest held by the Company or one of its wholly-owned Subsidiaries;

(g) [reserved];

(h) there has not been property damage or casualty loss incurred by any of Simmons Company, the Company, Opco and their respective Subsidiaries in excess of $500,000 individually or $2,000,000 in the aggregate, except any such loss reflected in the Financial Statements;

(i) none of Simmons Company, the Company, Opco and their respective Subsidiaries has incurred any capital expenditure in excess of $750,000 individually or $2,000,000 in the aggregate, except any such capital expenditure reflected in the Financial Statements or contemplated by Section 7.2(b)(G);

(j) none of Simmons Company, the Company, Opco and their respective Subsidiaries has permitted any material Company Intellectual Property that is registered or for which an application for registration is pending to expire, lapse, become abandoned or cancelled, or has failed to make any payments with respect thereto when due; provided, however, that neither the expiration of a patent on its scheduled expiration date nor the abandonment of an application for registration of a trademark in connection with a third party opposition proceeding, which the applicant, in its reasonable business judgment, has determined it would be unlikely to prevail, shall be deemed a breach of the foregoing;

(k) none of Simmons Company, the Company, Opco and their respective Subsidiaries has revalued any of its assets, including writing down the value of inventory or writing off notes or accounts receivable, other than in the Ordinary Course of Business;

(l) none of Simmons Company, the Company, Opco and their respective Subsidiaries has settled or compromised any pending or threatened Legal Proceeding, the settlement or compromise of which provides for covenants that materially restrict such Debtor’s or its Subsidiaries’ ability to conduct their business or which involves an amount in excess of $1,000,000 individually or $2,000,000 in the aggregate;

(m) none of Simmons Company, the Company, Opco and their respective Subsidiaries has made or changed any Tax election, filed any amended Tax Return, entered into any closing agreement, waived or extended any statute of limitation with respect to Taxes, settled or compromised any Tax liability, claim or assessment, surrendered any right to claim a refund of Taxes or taken any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(n) none of Simmons Company, the Company, Opco and their respective Subsidiaries has decreased its reserves or changed the method of determining reserves other than as disclosed in the Financial Statements;

(o) none of Simmons Company, the Company, Opco and their respective Subsidiaries has made any change in its cash management practices, accounting methods, principles or practices other than as disclosed in the Financial Statements; and

(p) none of Simmons Company, the Company, Opco and their respective Subsidiaries has agreed to take any of the foregoing actions described in clauses (c) through (o).

4.20 Customers.  Schedule 4.20 sets forth a list of the ten largest customers of Simmons Company, the Company, Opco or their respective Subsidiaries as measured by volume of sales for the year ended December 27, 2008.  To the Knowledge of the Company, none of Simmons Company, the Company, Opco and their respective Subsidiaries has received any written notice that any such customer intends to terminate or, except in the Ordinary Course of Business, reduce or change the pricing, terms or amount of business with Simmons Company, the Company, Opco or their respective Subsidiaries, and no such customer has provided notice of termination or, except in the Ordinary Course of Business, reduced or changed the pricing terms of its business with Simmons Company, the Company, Opco or their respective Subsidiaries since December 28, 2008.

4.21 Suppliers.  Schedule 4.21 sets forth a list of the ten largest suppliers of Simmons Company, the Company, Opco or their respective Subsidiaries as measured by volume of purchases for the year ended December 27, 2008.  To the Knowledge of the Company, none of Simmons Company, the Company, Opco and their respective Subsidiaries has received any written notice that any such supplier intends to terminate, materially increase or materially change the pricing, terms or amount of business with Simmons Company, the Company, Opco or their respective Subsidiaries, and no such supplier has provided written notice of termination or materially increased or changed the pricing terms of its business with Simmons Company, the Company, Opco or their respective Subsidiaries since December 28, 2008.

4.22 Inventories.  Except as otherwise reflected or disclosed in the last audited Financial Statements, the inventories of Simmons Company, the Company, Opco and their respective Subsidiaries , taken as a whole, consist of a quality and quantity usable and saleable in the Ordinary Course of Business, except (i) for items of obsolete materials and materials of below-standard quality, all of which as of the date of the last audited Financial Statements have been written off or written down on the last audited Financial Statements to fair market value or for which, in the Company’s judgment, adequate reserves have been provided, or (ii) where the failure to be so usable and saleable would not have a Company Material Adverse Effect.  The inventories of each of Simmons Company, the Company, Opco and their respective Subsidiaries, net of reserves applicable to such inventories, are reflected in all material respects on such entity’s books and records in accordance with GAAP.

4.23 Accounts Receivable.  Except as otherwise reflected or disclosed in the last audited Financial Statements, the Accounts Receivable of Simmons Company, the Company, Opco and their respective Subsidiaries (a) are valid receivables incurred in the Ordinary Course of Business, except where the failure to be valid and incurred in the Ordinary Course of Business would not have a Company Material Adverse Effect, and (b) are reflected in all material respects on the Financial Statements in accordance with GAAP.

4.24 Product Liability.  The products that have been manufactured, shipped, sold or delivered by Simmons Company, the Company, Opco or their respective Subsidiaries (i) conform and comply in all material respects with the terms and requirements of any applicable warranty or other contract and with all Laws and (ii) to the Knowledge of the Company, are free in all material respects of any design defects, construction defects, manufacturing defects, materials defects, warning defects or other defects or deficiencies at the time of sale.  Schedule 4.24 sets forth a list of recalls since January 1, 2006 with respect to any product manufactured, shipped, sold or delivered by Simmons Company, the Company, Opco or their respective Subsidiaries.  To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that might reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for any additional recall, claim of breach or other similar action relating to any product, except for such recall, claim of breach or other similar action that would not have a Company Material Adverse Effect.  Since January 1, 2008, no Governmental Body regulating the marketing, testing or advertising of any of the products manufactured, sold, distributed or used in connection with Simmons Company, the Company, Opco or their respective Subsidiaries’ business has delivered a written request to Simmons Company, the Company, Opco or their respective Subsidiaries that any such product be removed from the market, that substantial new product testing be undertaken as a condition to the continued manufacturing, selling, distribution or use of any such product, or that such products be modified.  To the Knowledge of the Company, none of Simmons Company, the Company, Opco and their respective Subsidiaries has any material Liability not covered by insurance arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by such entity.

4.25 Bank Accounts.  Schedule 4.25 sets forth the names and addresses of all banks, trust companies, savings and loan associations and other financial institutions at which each of Simmons Company, the Company, Opco and their respective Subsidiaries maintains an account, deposit, safe deposit box, lock box or other arrangement for the collection of Accounts Receivable or line of credit or other loan facility relationship or accounts of any nature and the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

4.26 Assets.  No Parent Company or any other Affiliate of the Company that is not a Subsidiary of the Company, owns any assets used in the conduct of the Business as presently constituted.  All machinery, equipment and other tangible assets of Simmons Company, the Company, Opco and their respective Subsidiaries, taken as a whole, are in good operating condition and repair, other than usual wear and tear, are free of material defects and are suitable for their current use and operation, except where the failure to be in good operating condition and repair, free of material defects, or suitable for current use and operation would not have a Company Material Adverse Effect.

4.27 Impediments to Closing.  Subject to the satisfaction or waiver of the conditions precedent to the obligations of the Purchaser Entities to consummate the transactions contemplated by the Agreement, neither Simmons Company, the Company nor Opco has any reason to believe that any condition set forth in the Commitment Letters or Revolving Facility Commitment Letter, if applicable pursuant to Section 7.5(b), will not be satisfied or waived prior to the Closing Date

4.28 No Other Representations or Warranties; Schedules.  Except for the representations and warranties contained in this Article IV, neither Simmons Company, the Company, Opco nor any other Person makes any other express or implied representation or warranty with respect to Simmons Company, the Company, Opco or their respective Subsidiaries, the Business or the transactions contemplated by this Agreement, and each of Simmons Company, the Company and Opco disclaims any other representations or warranties, whether made by Simmons Company, the Company, any Affiliate of the Company, or any of the Company’s or their Affiliates’ respective officers, directors, employees, agents or representatives.  Except for the representations and warranties contained in Article IV, each of Simmons Company, the Company and Opco (i) expressly disclaims and negates any representation or warranty, expressed or implied, at common law, by statute, or otherwise, relating to the condition of its assets (including any implied or expressed warranty of merchantability or fitness for a particular purpose, or of conformity to models or samples of materials) and (ii) expressly disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated, or furnished (orally or in writing) to the Purchaser Entities or their Affiliates or representatives (including any opinion, information, projection or advice that may have been or may be provided to the Purchaser Entities by any director, officer, employee, agent, consultant, or representative of the Company or any of its Affiliates).  Simmons Company and the Company make no representations or warranties to the Purchaser Entities regarding the probable success or profitability of the Business.  The disclosure of any matter or item in any schedule hereto shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed or is material or that such matter would result in a Company Material Adverse Effect.

V.           REPRESENTATIONS AND WARRANTIES OF PURCHASER

Parent hereby represents and warrants to the Company that except as set forth in the Parent Disclosure Letter, which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are true and correct.  Parent Disclosure Letter shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Article V, and the disclosures in any section or subsection of the Parent Disclosure Letter shall qualify other sections and subsections of this Article V only to the extent it is reasonably clear from a reading of such disclosure that such disclosure is applicable to such other sections and subsections.

5.1 Organization and Good Standing.  Each of Parent and Purchaser is an entity duly organized, validly existing and in good standing under the laws of its state of formation and has the requisite limited liability company power and authority to own, lease, operate or otherwise hold its properties and assets and to carry on its business as now conducted.

5.2 Authorization of Agreement.  Each of Parent, Purchaser and the Sponsors, as applicable, has all requisite power, authority and legal capacity to execute and deliver this Agreement, the Equity Guarantees, and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Parent, Purchaser or Sponsor in connection with the consummation of the transactions contemplated by this Agreement (the “Purchaser Documents”) and, subject to entry of the Confirmation Order and the Plan Sponsor Order, to perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Purchaser Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite company action on the part of Parent, Purchaser and each Sponsor, as applicable.  This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly and validly executed and delivered by Parent, Purchaser and each Sponsor, as applicable, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto, and the entry of the Confirmation Order) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, legal, valid and binding obligations of Parent, Purchaser and each Sponsor, as applicable, enforceable against them in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.3 Conflicts; Consents of Third Parties.

(a) The execution, delivery and performance by Parent, Purchaser and each Sponsor, as applicable, of this Agreement and the Purchaser Documents, the consummation of the transactions contemplated hereby or thereby, or the compliance by the Purchaser Entities and the Sponsors, as applicable, with any of the provisions hereof or thereof will not conflict with, or result in any violation of, or constitute a breach or default (with or without notice or lapse of time, or both) under, or give rise to any penalty or right of termination, cancellation or acceleration under, any provision of (i) the certificate of formation, operating agreement or other comparable organizational documents of Parent, Purchaser or the Sponsors, as applicable, (ii) any Contract or Permit to which Parent, Purchaser or any Sponsor is a party or by which any of their properties or assets are bound, (iii) subject to compliance with the applicable requirements of the HSR Act and other Antitrust Laws and entry of the Confirmation Order and applicable provisions of the Bankruptcy Code, any Order of any Governmental Body or Law applicable to Parent, Purchaser or any Sponsor or any of their properties or assets as of the date hereof, other than in the case of clauses (ii) and (iii), such conflicts, violations, defaults, terminations or cancellations that would not reasonably be likely to have or result in, individually or in the aggregate, a Purchaser Material Adverse Effect.

(b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Parent, Purchaser or any Sponsor in connection with the execution, delivery and performance of this Agreement or the Purchaser Documents, the compliance by Parent, Purchaser or any Sponsor with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby or the taking by Parent, Purchaser or any Sponsor of any other action contemplated hereby or thereby, or for Parent, Purchaser or any Sponsor to conduct the Business, except for (i) compliance with the applicable requirements of the HSR Act and other Antitrust Laws, (ii) the entry of the Confirmation Order, (iii) the entry of the Plan Sponsor Order, and (iv) such other consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings and notifications, the failure of which to obtain or make would not reasonably be likely to have or result in, individually or in the aggregate, a Purchaser Material Adverse Effect.

5.4 Litigation.  There are no Legal Proceedings pending or, to the Knowledge of Purchaser, threatened against Parent or Purchaser, before any Governmental Body, nor is there any Order outstanding against Parent or Purchaser, except in each case, for those that are not or those that would not reasonably be likely to have or result in, individually or in the aggregate, a Purchaser Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

5.5 Financial Advisors.  Other than Goldman, Sachs & Co., no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Parent or its Affiliates in connection with the transactions contemplated by this Agreement.  Neither Parent nor any of its Affiliates are obligated to pay any fee or commission or like payment to any Person, other than Goldman, Sachs & Co., in connection with the transactions contemplated by this Agreement (“Parent Fee”).  For the avoidance of doubt, in no event shall the Company or any of its Subsidiaries be obligated to pay a Parent Fee prior to the Closing.

5.6 Financial Capability.  Upon receipt of the proceeds from the Commitment Letters (the “Financing”), (i) Purchaser has, and at the Closing will have, sufficient funds available to pay the Purchase Price and any expenses incurred by the Purchaser Entities in connection with the transactions contemplated by this Agreement, (ii) Parent and Purchaser have, and at the Closing will have, the resources and capabilities (financial or otherwise) to perform their obligations hereunder, and (iii) Purchaser and Parent have not incurred any obligation, commitment, restriction or Liability of any kind other than for organizational expenses and performance of their obligations under this Agreement, which would materially and adversely impair or affect such resources and capabilities.  The Commitment Letters or Revolving Facility Commitment Letter, if applicable pursuant to Section 7.5(b), are in full force and effect, have not been amended, withdrawn or rescinded in any respect and are legal, valid and binding obligations of the respective parties thereto.  No commitment or other fees are payable by the Company under the Commitment Letters or Revolving Facility Commitment Letter, if applicable pursuant to Section 7.5(b), until the Closing Date occurs.  Except as set forth in the Commitments Letters, Revolving Facility Commitment Letter, if applicable pursuant to Section 7.5(b), there are no conditions to the consummation of the Financing or the financing contemplated by the Revolving Facility Commitment Letter, as applicable, and, subject to the satisfaction or waiver of the conditions precedent to the obligations of Simmons Company, the Company, and Opco, as applicable, to consummate the transactions contemplated by the Agreement, the Purchaser Entities have no reason to believe that any condition set forth in the Commitment Letters or the Revolving Facility Commitment Letter will not be satisfied or waived prior to the Closing Date.

5.7 Stockholder Consent.  Requisite stockholders of AOT Bedding Holdings Corp., a Delaware corporation (“AOT”), have agreed to contribute their equity interests in AOT to Parent in accordance with the Plan.

5.8 Claims.  No Purchaser Entity has any claim that may arise under the Secured Debt Credit Agreement or the Senior Subordinated Notes.

5.9 Tax Filing Status.  Each of the Purchaser Entities is taxable as a corporation for federal income tax purposes.

5.10 Condition of the Business.  Notwithstanding anything contained in this Agreement to the contrary, the Purchaser Entities acknowledge and agree that none of Simmons Company, the Company, Opco and their respective Subsidiaries is making any representations or warranties whatsoever, express or implied, beyond those expressly given by Simmons Company and the Company in Article IV hereof, and the Purchaser Entities acknowledge and agree that, except for the representations and warranties contained therein, the Business is being transferred on a “where is” and, as to condition, “as is” basis.  Any claims the Purchaser Entities may have for breach of representation or warranty shall be based solely on the representations and warranties of the Company set forth in Article IV hereof.  The Purchaser Entities further represent that neither the Company nor any of its Affiliates nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Simmons Company, the Company, Opco or any of their respective Subsidiaries, the Business or the transactions contemplated by this Agreement not expressly set forth in this Agreement, and none of Simmons Company, the Company, any of its Affiliates or any other Person will have or be subject to any liability to the Purchaser Entities or any other Person resulting from the distribution to the Purchaser Entities or their Representatives or the Purchaser Entities’ use of, any such information, including any confidential memoranda distributed on behalf of the Company relating to the Business or other publications or data room information provided to the Purchaser Entities or their Representatives, or any other document or information in any form provided to the Purchaser Entities or their Representatives in connection with the sale of the Business and the transactions contemplated hereby.  Subject to representations and warranties and other provisions contained in this Agreement, the Purchaser Entities acknowledge that they have conducted to their satisfaction, their own independent investigation of the Business and, in making the determination to proceed with the transactions contemplated by this Agreement, the Purchaser Entities have relied on the results of their own independent investigation and on the representations and warranties and other provisions contained in this Agreement.

VI.           BANKRUPTCY COURT MATTERS

6.1 Bankruptcy Court Filings.

(a) On the Petition Date, the Debtors shall file with the Bankruptcy Court a motion seeking entry of the Plan Sponsor Order and the Debtors shall thereafter pursue diligently the entry of the Plan Sponsor Order.  The Purchaser Entities agree that they will promptly take such actions as are reasonably requested by the Company to assist in obtaining entry of the Plan Sponsor Order.  In the event the entry of the Plan Sponsor Order shall be appealed, the Company and the Purchaser Entities shall use their commercially reasonable efforts to defend such appeal, including opposing any stay requested in connection therewith.

(b) The Debtors shall give Parent and its Representatives reasonable advance notice of, and opportunity to review and comment on, the “first day” motions and any other motions, pleadings notices and other documents to be filed during the Bankruptcy Proceeding (and any other Restructuring Documents) and shall consult with Parent in good faith with respect to such comments.  None of the Debtors shall be required to accept any such comments from Parent; provided, however, that, except for actions taken consistent with this Agreement with respect to a Superior Proposal, no motion or other pleading that would have the effect of amending, modifying or supplementing the Plan, the Plan Sponsor Order or the Confirmation Order, or that would have the effect of preventing the conditions to the obligations of the parties under this Agreement to be timely satisfied or delaying the Closing Date, shall be made without Purchaser Approval (as defined in the Plan).

6.2 Competing Transactions.

(a) No Solicitation or Negotiation.  Each of the Debtors agrees that, except as expressly permitted by this Section 6.2, neither of the Debtors, nor any of the officers and directors of each such Debtor entity, shall, and that it shall cause each such entity’s Representatives not to, directly or indirectly:

(A) initiate, solicit or encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Competing Transaction; or

(B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any Person relating to, any Competing Transaction; or

(C) otherwise facilitate any effort or attempt to make a Competing Transaction.

Notwithstanding anything in the foregoing to the contrary, prior to the time, but not after, the Bankruptcy Court shall have entered the Confirmation Order, the Company may, and may cause its Representatives to, (A) provide information in response to a request therefor by a Person who has made an unsolicited bona fide written proposal for a Competing Transaction, if any Debtor receives from the Person so requesting such information an executed confidentiality agreement on customary terms; it being understood that such confidentiality agreement need not prohibit the making, or amendment, of a Competing Transaction; (B) engage or participate in any discussions or negotiations with any Person who has made such an unsolicited bona fide written proposal for a Competing Transaction; or (C) after having complied with Section 6.2(c), approve, recommend, or otherwise declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise), or enter into, such a Competing Transaction, if and only to the extent that, (x) prior to taking any action described in clause (A), (B) or (C) above, the board of directors or the Special Committee of the Company determines in good faith after consultation with outside legal counsel that failure to take such action, in light of the Competing Transaction and the terms of this Agreement, would be inconsistent with the directors’ fiduciary duties under applicable Law, and (y) in each such case referred to in clause (B) or (C) above, the board of directors or the Special Committee of the Company has determined in good faith based on the information then available and after consultation with its financial advisor that such Competing Transaction either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal; provided, that, notwithstanding anything herein to the contrary, the board of directors or the Special Committee of the Company and their legal counsel and financial advisor shall be permitted to engage or participate in discussions (but for the avoidance of doubt not to share confidential information except after making the determination required by clause (x) above and in accordance with this Section 6.2) with any such Person who has made a bona fide written proposal for a Competing Transaction for the purpose of making a determination described in subsections (x) and/or (y) herein.

(b) Existing Discussions.  Subject to Section 6.1(a), each of the Debtors agrees that it will, and will cause its Subsidiaries and their respective Representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Competing Transaction.  Each of the Debtors agrees that it will take commercially reasonable steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.2.  Each of the Debtors also agrees that it will take commercially reasonable steps to promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring Simmons Company or the Company or any of its Subsidiaries to return or destroy, in accordance with the terms of the applicable confidentiality agreement, all confidential information heretofore furnished to such Person by or on behalf of Simmons Company, the Company or any of its Subsidiaries.

(c) Notice.  Each of the Debtors agrees that it will promptly (and, in any event, within 48 hours) notify Parent if any inquiries, proposals or offers with respect to a Competing Transaction are received by, any such information is requested from, or any such discussions or negotiation are sought to be initiated or continued with, any of Debtors or their Subsidiaries, or any of their Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Parent informed, on a current basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in any of the Debtors’ intentions as previously notified.  Each of the Debtors shall notify Parent in writing if it intends to enter into a definitive agreement with respect to a Superior Proposal, attaching the most current version of such agreement (including any amendments, supplements or modifications) to such notice, and shall, during the five Business Day period following Parent’s receipt of such notice, offer to negotiate with (and, if accepted, shall negotiate in good faith with), and shall cause its respective financial and legal advisors to offer to negotiate with (and, if accepted, to cause to negotiate in good faith with), Parent during the five Business Day period in making adjustments to the terms and conditions of this Agreement such that the Superior Proposal ceases to constitute a Superior Proposal.

(d) For the avoidance of doubt, nothing herein shall prevent the Debtors from complying with their obligations under the last paragraph of Section 1.1 of the Restructuring Support Agreement.

6.3 Administrative Priority.  Subject to entry of the Plan Sponsor Order, the Break-Up Fee, the Break-Up Fee Note and all other amounts due by Simmons Company and the Company hereunder shall constitute an administrative expense of Debtors under section 503(b) and section 507(a)(2) of the Bankruptcy Code.

6.4           Support of the Reorganization.  Each of the Purchaser Entities shall (i) support, and not object to (or support any other person’s efforts to oppose or object to), confirmation of the Plan or object to, or otherwise commence any proceeding to oppose or alter, the Plan, the Disclosure Statement, motions filed by the Debtors in connection therewith, or “first day” motions, or any other documents or agreements to be executed or implemented in connection with the Plan, or otherwise contemplated by the reorganization, each of which documents and agreements shall be consistent in all material respects with this Agreement (collectively, the “Restructuring Documents”), (ii) not vote for, consent to, support or participate in the formulation of any plan of reorganization other than the Plan, (iii) not directly or indirectly seek, solicit, support, participate in or encourage any plan other than the Plan, or any sale, proposal or offer of dissolution, winding up, liquidation, reorganization, merger, reorganization or restructuring of the Debtors or any of their subsidiaries that reasonably could be expected to prevent, delay or impede the successful implementation of the reorganization as contemplated by the Plan and the Restructuring Documents, and (iv) not take any other action not required by law that is inconsistent with, or that would materially delay or impede approval, confirmation or consummation of, the Plan, including supporting a sale of assets under section 363 of the Bankruptcy Code.  For the avoidance of doubt, notwithstanding anything herein to the contrary, each of the Purchaser Entities shall have the right to object to or oppose any proposed amendments, modifications or supplements to any Restructuring Documents that are inconsistent with the terms and conditions of this Agreement or the Plan and to enforce their rights hereunder or under the Restructuring Documents.

VII.           COVENANTS

7.1 Access to Information.  Each of the Debtors agrees that, prior to the Closing Date, (i) Parent shall be entitled, through its officers, employees, consultants and representatives (including its legal advisors and accountants), to make such investigation of the properties, businesses and operations of the Debtors and their respective Subsidiaries and the Business and such examination of the books and records of the Debtors and their respective Subsidiaries and the Business as it reasonably requests and to make extracts and copies of such books and records and (ii) the Debtors will provide Parent reasonable access and cooperation to plan for post-closing transition subject to reasonable limitations so as to minimize disruption to operations, employees, suppliers and customers, provided, however, that any provision of competitively sensitive material should be subject to Section 7.3(a).  Any such investigation and examination shall be conducted upon reasonable advance notice.  The obligations of the Debtors and their respective Subsidiaries pursuant to this Section 7.1 shall be subject to restrictions under applicable Law.  The Debtors shall cause their and their respective Subsidiaries’ respective officers, employees, consultants, agents, accountants, attorneys and other Representatives to cooperate with Parent and Parent’s Representatives in connection with such investigation and examination, and Parent and its Representatives shall cooperate with the Debtors and its Representatives and shall use their commercially reasonable efforts to minimize any disruption to the Business.

7.2 Conduct of the Business Pending the Closing.  (a) Except (i) as required by applicable Law, (ii) as otherwise expressly contemplated by this Agreement, (iii) as provided in the Disclosure Statement or Plan, or (iv) with the prior written consent of the Persons listed on Schedule 7.2(a)(iv) (which consent shall not be unreasonably delayed, withheld or conditioned), during the period from the date of this Agreement to the Closing, the Debtors shall and shall cause each of their respective Subsidiaries to:

(A) continue to conduct the Business only in the Ordinary Course of Business; and

(B) use their commercially reasonable efforts to preserve the present business operations, organization and goodwill of the Business.

(b) Except (i) as set forth on Schedule 7.2(b), (ii) as required by applicable Law, (iii) as otherwise expressly contemplated by this Agreement, (iv) as provided in the Disclosure Statement or Plan, or (v) with the prior written consent of Persons listed on Schedule 7.2(a)(iv) (which consent shall not be unreasonably delayed, withheld or conditioned), during the period from the date of this Agreement to the Closing, each of the Debtors shall not and shall cause each of their respective Subsidiaries not to:

(A) (i) with respect to employees who are officers holding a position of Senior Vice President or higher and, as applicable, directors, (X) increase any such Person’s base salary, annual level of severance payments or employee benefits, (Y) grant to such Person any bonus, benefit or other direct or indirect compensation, except, in each case, as required by the terms of any existing Employee Benefit Plan or any Contract listed on Schedule 7.2(b)(A)(i), or in connection with the payment of relocation reimbursements, or (Z) enter into any employment, deferred compensation, severance, bonus, retention, equity award or similar Contract (or amend any such Contract), except as permitted under Section 7.2(a)(B) or as required by applicable Law from time to time in effect or as required by the terms of any of the Employee Benefit Plans or Contracts listed on Schedule 7.2(b)(A)(i),

(ii) with respect to employees who are not officers or are officers holding a position lower than Senior Vice President, (X) increase any such Person’s base salary by more than $50,000 per individual employee or 3% in the aggregate, (Y) other than base salaries, increase the level of severance payments or employee benefits or grant any bonus, benefit or other direct or indirect compensation to any such Person, except in an amount that does not exceed $50,000 per individual employee on an annual basis or $500,000 in the aggregate for all such employees, or as required by the terms of any existing Employee Benefit Plan or Contract listed on Schedule 7.2(b)(A)(ii), or in connection with the payment of relocation reimbursements, or (Z) enter into any employment, deferred compensation, severance, bonus, retention, equity award or similar Contract (or amend any such Contract), except, in each case, where the amount of compensation provided under such Contact is less than $150,000, or as required by applicable Law from time to time in effect, or as required by the terms of any of the Employee Benefit Plans or Contracts listed on Schedule 7.2(b)(A)(ii),

(iii) amend any Employee Benefit Plan to materially increase the coverage or benefits available thereunder or create any new Employee Benefit Plan,

(iv) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Employee Benefit Plan, to the extent not already provided in any such Employee Benefit Plan,

(v) change any actuarial or other assumptions used to calculate funding obligations with respect to any Employee Benefit Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP,

(vi) forgive any loans to directors, officers or employees of the Company or any of its Subsidiaries in an aggregate amount not to exceed $75,000;

(vii) terminate without cause the employment of key employees of the Debtors or any of their Subsidiaries listed on Schedule 7.2(b)(A)(vii) (the “Key Employees”); and

(viii) permit circumstances to exist that would allow any of the Key Employees with an asterisk next to their name on Schedule 7.2(b)(A)(vii) to terminate their employment with the Company or any of its Subsidiaries for good reason under such Key Employee’s existing employment agreements with the Company or any of its Subsidiaries;

provided that, notwithstanding the foregoing, nothing herein shall restrict or limit the Company’s ability to establish, modify or make payments under any sales incentive or other commission arrangements made in the Ordinary Course of Business;

(B) make, change or rescind any material election relating to Taxes, settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, enter into any closing agreement, waive or extend any statute of limitation with respect to any material amount of Taxes, surrender any right to claim a refund of Taxes or take any other similar action relating to the filing of any Tax Return or payment of any material amount of Tax or, except as may be required by applicable Law or GAAP, make any material change to any of its methods, principles or practices of tax accounting, cash tax management practices, or methods of reporting income or deductions for Tax from those employed in the preparation of its most recent audited Financial Statements or Tax Returns, as applicable;

(C) create, incur or subject any of its assets to any Lien, except for Permitted Exceptions;

(D) other than in the Ordinary Course of Business, acquire any assets or stock of any other Person (other than a wholly-owned Subsidiary of the Company) or sell, assign, license, transfer, convey, lease or otherwise dispose of any of its properties, licenses or assets (except for such licenses and assets that relate to Intellectual Property, which shall be subject to Section 7.2(b)(I) below) in an aggregate amount not to exceed $500,000, except pursuant to an existing Contract specifically listed on the Schedule 7.2(b)(D) or inventory in the Ordinary Course of Business;

(E) permanently close any plants or facilities, or conduct a “plant closing” or “mass layoff” as such terms are defined under the WARN Act;

(F) other than with respect to the discharge or satisfaction of Liens or Liabilities as they become due in the Ordinary Course of Business or Liens or Liabilities arising under any inter-company Contract between the Company, Opco or their respective wholly-owned subsidiaries, discharge or satisfy any Lien or Liability in excess of $500,000, or cancel or compromise any material debt or claim or waive or release any material right of Debtors, or;

(G) enter into any commitment, individually or in the aggregate, for capital expenditures (other than capital expenditures that do not exceed the Company’s 2009 annual budget or 2010 plan, true, correct and complete copies of which have been previously provided to the Purchaser Entities) in excess of $100,000 in the aggregate (for the sake of clarity, any capital expenditure that is budgeted in the Company’s 2009 annual budget, but that is not actually accrued within the 2009 fiscal year, shall be allowed to carry over into the 2010 fiscal year as if such capital expenditure was described in the 2010 plan);

(H) other than in the Ordinary Course of Business, except as otherwise permitted herein, (i) enter into, amend, supplement, waive, modify, terminate, or cancel any Material Contract in any material respect, or (ii) designate any executory contract or unexpired lease, in each case that is a Material Contract, for rejection;

(I) waive, sell, assign, lease, license, transfer or otherwise dispose of, any Intellectual Property rights material to the Business, enter into any Contract or other commitment to restrict or limit any Intellectual Property other than in the Ordinary Course of Business, or permit any material  Intellectual Property that is subject to a registration or an application for registration to lapse, be abandoned or canceled, expire or terminate, or fail to make any payments with respect thereto when due; provided, however, that neither the expiration of a patent on its scheduled expiration date nor the abandonment of an application for registration of a trademark in connection with a third party opposition proceeding, which the applicant, in its reasonable business judgment, has determined it would be unlikely to prevail, shall be deemed a breach of the foregoing;

(J) engage in any transaction with any employee, officer, director or Affiliate of any Debtor or any such individual other than the payment of compensation and benefits and the advancement and reimbursement of business expenses of employees, officers and directors in the Ordinary Course of Business, including payments to the independent members of the board of directors of any Debtor serving in the capacity as board members and/or board committee members;

(K) issue or sell any capital stock or comparable equity interest, as applicable, or any securities convertible into or exchangeable for any equity interests, or effect any recapitalization, reclassification or similar change in its capital stock or comparable equity interest, as applicable;

(L) amend its certificate of incorporation or other comparable organizational document, as applicable;

(M) merge, consolidate or engage in any other similar transaction, other than with a wholly-owned Subsidiary of the Company;

(N) declare, set aside or pay any dividend or other distribution (whether in cash, stock or other property) on any of the capital stock or comparable equity interest, as the case may be, or redeem or repurchase any of its capital stock or comparable equity interest, as the case may be, other than (i) in either case such capital stock or comparable equity interest held by the Company or one of its wholly-owned Subsidiaries, (ii) cash distributions to any Parent Company in amounts not to exceed $300,000 in the aggregate, consistent with prior practice to the extent necessary to provide the Parent Company with sufficient cash to pay their on-going operating expenses, (iii) cash distributions to any Parent Company in amounts not to exceed $150,000 per Parent Company in connection with the restructuring, liquidation or winding up of such Parent Company, (iv) cash distributions to any Parent Company in the Ordinary Course of Business pursuant to tax sharing agreements, or (v) cash distributed to any Parent Company to pay any deductible required under D&O Policy in an amount not to exceed $100,000 per claim or occurrence;

(O) cancel any material insurance policy (unless simultaneously replaced by a comparable policy) or materially reduce the coverage provided by any existing material insurance policy;

(P) settle or compromise any pending or threatened Legal Proceeding, the settlement or compromise of which provide for covenants that restrict the ability to conduct operations in the Ordinary Course of Business or which involves an amount not covered by insurance in excess of $1,000,000 individually or $2,000,000 in the aggregate;

(Q) except as required under GAAP, revalue any of its assets, including writing down the value of inventory or writing off notes or Accounts Receivable, other than in the Ordinary Course of Business and other than in connection with any inter-company Contract between the Company, Opco or their respective wholly-owned subsidiaries;

(R) amend the DIP Facility in a manner that prevents the consummation of the transactions contemplated hereunder or that would have the effect of permitting less than $10,000,000 to be undrawn and available under the DIP Facility at any time for more than five (5) consecutive Business Days; or

(S) agree to do anything prohibited by this Section 7.2(b).

(c) Prior to making any written or oral communication that may be inconsistent with or not contemplated by the Communications Plan to the directors, officers or employees of the Debtors and their respective Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Debtors shall provide the Purchaser Entities with a copy of the intended communication, the Purchaser Entities shall have a reasonable period of time to review and comment on the communication, and the Purchaser Entities and the Company shall use commercially reasonable efforts to cooperate in good faith in providing any such communication.

(d) The Debtors shall use their reasonable best efforts, and the Purchaser Entities shall cooperate with the Debtors, to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement; provided, however, that the Debtors shall not be required to offer or pay any consideration in order to obtain any such consents or approvals.

7.3 Regulatory Approvals.

(a) Parent and the Company have made their respective filings under the HSR Act and shall (i) make or cause to be made all additional filings required of each of them or any of their respective Affiliates under the HSR Act or all filings under other Antitrust Laws with respect to the transactions contemplated hereby as promptly as practicable, (ii) subject to the other provisions of this Section 7.3, comply, at the earliest practicable date, with any request under the HSR Act or other Antitrust Laws for additional information, documents or other materials received by each of them or any of their respective subsidiaries from Federal Trade Commission (the “FTC”), the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) or any other Governmental Body in respect of such filings or such transactions, and (iii) cooperate with each other in connection with any such filing (including, to the extent permitted by applicable Law, providing copies of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any of the FTC, the Antitrust Division or other Governmental Body under any Antitrust Laws with respect to any such filing or any such transaction.  Each such party shall use reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement.  Each such party shall promptly inform the other parties hereto of any oral communication with, and provide copies of written communications with, any Governmental Body regarding any such filings or any such transaction.  No party hereto shall independently participate in any formal meeting with any Governmental Body in respect of any such filings, investigation, or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by such Governmental Body, the opportunity to attend and/or participate.  Subject to applicable Law, the parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the HSR Act or other Antitrust Laws.  The Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 7.3 as “outside counsel only.”  Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient, unless express written permission is obtained in advance from the source of the materials (the Company or Parent, as the case may be).

(b) Subject to the other provisions of this Section 7.3 and the provisions of Section 7.4, each of Parent and the Company shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Body with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”).  In connection therewith, if any Legal Proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as being in violation of any Antitrust Law, each of Parent and the Company shall cooperate and use its reasonable best efforts to contest and resist any such Legal Proceeding, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement, including by pursuing all available avenues of administrative and judicial appeal, litigation and all available legislative action, unless, by mutual agreement, Parent and the Company agree that litigation is not in each of their respective best interests.  Subject to the other provisions of this Section 7.3, each of Parent and the Company shall use its reasonable  best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions, as promptly as possible after the execution of this Agreement.  In connection with and without limiting the foregoing, and subject to the Company’s and Parent’s right to terminate the Agreement and the other terms of this Section 7.3, each of Parent and the Company agrees to use its reasonable best efforts, to take promptly any and all steps necessary to avoid or eliminate each and every impediment under any Antitrust Laws that may be asserted by any Federal, state and local and non-United States antitrust or competition authority, so as to enable the parties to close the transactions contemplated by this Agreement as expeditiously as possible.

7.4 Further Assurances.  Subject to the other provisions of this Agreement, each of Parent and the Debtors shall use their reasonable best efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement at the earliest practicable date and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement; provided, however, that nothing in this Agreement, including, without limitation, Section 7.3 and this Section 7.4, shall require, or be construed to require, Parent to proffer to, or agree to, sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate and agree to sell, divest, lease, license, transfer, dispose of or otherwise encumber before or after the Effective Time, any assets, licenses, operations, rights, product lines, businesses or interest therein of Parent, the Company or any of their respective Affiliates (or to consent to any sale, divestiture, lease, license, transfer, disposition or other encumberment by the Company of any of its or its Affiliates’ assets, licenses, operations, rights, product lines, businesses or interest therein or to any agreement by the Company or any of its Affiliates to take any of the foregoing actions) or to agree to any material changes (including, without limitation, through a licensing arrangement) or restriction on, or other impairment of Parent’s ability to own or operate, any of any such assets, licenses, operations, rights, product lines, businesses or interests therein or Parent’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the stock of Purchaser or the Company.

7.5 Financing Arrangements.

(a) The Purchaser Entities shall and shall cause their Affiliates and Representatives to use their commercially reasonable efforts to take or cause to be taken all actions and to do, or cause to be done, all that is necessary, proper or advisable to (i) arrange and obtain the Exit Financing on terms and conditions, taken as a whole, no less favorable to the Company than those described in the Exit Financing Commitments; (ii) enter into definitive agreements with respect thereto on substantially the same terms and conditions contained in the Exit Financing Commitments, which agreements shall be in effect as promptly as practicable after the date hereof, but in no event later than the Closing; (iii) satisfy on a timely basis all conditions applicable to the Purchaser Entities in such definitive agreements that are within their control; (iv) consummate the Exit Financing no later than the Closing; (v) if necessary for Closing, procure commitments from one or more alternative financing sources, including persons not party to the Exit Financing Commitments, to assume the obligations, including the Commitments, of any Defaulting Commitment Party or any Adverse Commitment Party under the Exit Financing Commitments, provided that such commitments can be obtained on terms and conditions that are no less favorable, taken as a whole, to the Purchaser Entities than the terms and conditions of the Commitments being replaced; and (vi) if necessary for Closing, enforce their rights under the Exit Financing Commitments, including by means of requiring any Defaulting Commitment Party or Adverse Commitment Party, as applicable, to assign its Commitment to another Commitment Party (with the consent of such Commitment Party who is the assignee of such Commitment) or any other reputable entity that agrees, in writing, to assume all of such Commitment (it being understood that Purchaser shall not be required to pay any fee or other consideration in connection with such assignment unless Purchaser shall so agree in its sole discretion) and/or by securing specific performance.  Unless Purchaser and the Company otherwise agree in writing, Purchaser shall not terminate the Exit Financing Commitments unless (i) Purchaser has given at least ten (10) days advance written notice to the Company of such termination and (ii) Purchaser shall have satisfied its obligations under this Section 7.5.  In the event that any portion of the Exit Financing becomes unavailable in the manner or from the sources contemplated in the Exit Financing Commitments, (A) the Purchaser Entities shall promptly notify the Company in writing, and (B) the Purchaser Entities shall use their commercially reasonable efforts to arrange to obtain alternative financing from alternative sources, on terms and conditions, taken as a whole, that are no less favorable to the Purchaser Entities than those contained in the Exit Financing Commitments that will enable the Purchaser Entities to consummate the transactions contemplated by this Agreement, as promptly as practicable following the occurrence of such event (but in no event later than the Termination Date), including entering into definitive agreements with respect thereto (such definitive agreements entered into pursuant to this Section 7.5 being referred to as the “Financing Agreements”).  The Purchaser Entities shall, and shall cause their respective Affiliates and Representatives to use their commercially reasonable efforts to, comply with the terms, and satisfy on a timely basis the conditions applicable to such parties in the Exit Financing Commitments, any alternative financing commitments, the Financing Agreements and any related fee and engagement letters.  The Purchaser Entities shall refrain (and shall cause their Affiliates and Representatives to refrain) from taking or omitting to take, directly or indirectly, any action that would reasonably be expected to result in a failure of any condition contained in the Exit Financing Commitments or Financing Agreements that is within their control.  The Purchaser Entities shall (x) furnish complete, correct and executed copies of the Financing Agreements promptly upon their execution, (y) give the Company prompt notice of any material breach by any party of any of the Exit Financing Commitments, any alternative financing commitment or the Financing Agreements of which the Purchaser Entities become aware or any termination thereof, and (z) otherwise keep the Company reasonably informed of the status of the Purchaser Entities’ efforts to arrange the Exit Financing (or any replacement thereof).  The Purchaser Entities will not consent to the amendment, supplementation, modification or waiver of, and will not waive their rights under the Exit Financing Commitments or Financing Agreements without the Debtors’ consent or an order of a court of competent jurisdiction, if the effect of such amendment, supplementation, modification or waiver would reasonably be expected to have the effect of preventing the consummation of the Financing on or before the Closing or delaying the Effective Date.

(b) At least 10 days prior to the Petition Date, the Sponsor (or the Purchaser Entities) shall have executed, accepted and delivered to the Company a binding and enforceable commitment letter (such commitment letter, including any term sheets or annexes attached thereto, a “Revolving Facility Commitment Letter”) from a financial institution reasonably satisfactory to the Company pursuant to which such financial institution shall commit to provide a revolving credit facility of not less than $50,000,000 to the Company and its Subsidiaries on the Closing Date (the “Revolving Facility”), which Revolving Facility Commitment Letter shall be in form and substance reasonably satisfactory in all respects to the Company.  The Company has reviewed the Revolving Facility Commitment Letter and agrees that such letter is reasonably satisfactory for the purposes hereof.

(c) Each of the Purchaser Entities agrees to reasonably communicate with and inform the Debtors regarding the Purchaser Entities’ communications and marketing efforts.  Each of the Purchaser Entities shall provide the Debtors with reasonable updates on the status of its discussions with the Credit Parties at such times as the Debtors shall reasonably request.  In no event shall the Company, Opco or their respective Subsidiaries, or any of their respective Affiliates, be required to pay any commitment or similar fee or incur any liability in connection with the Exit Facilities or the Revolving Facility prior to the Closing.

(d) Notwithstanding anything to the contrary herein, the Debtors may (i) provide information mutually agreed upon in advance with the Purchaser Entities in response to unsolicited inquiries from the Credit Parties in support of the transactions contemplated by this Agreement and the Plan, (ii) provide information required by Contracts with or for the benefit of the Senior Note Debtholders, the Secured Debtholders, the Holdco Debtholders and the agents and lenders under the DIP Facility in existence on the date hereof or (iii) provide information required by Law; provided that if the Debtors determine that they are required to provide such information pursuant to clause (iii), the Debtors agree to provide the Purchaser Entities, to the extent legally permissible, with prior notice, and to consult with the Purchaser Entities with respect to such disclosure.  Subject to the provisions of this Section 7.5(d) and (e), the Debtors shall not otherwise discuss the Exit Facilities with the Credit Parties or any person known by the Debtors to be potential lenders or investors in the Exit Facilities without the prior consent of Parent, which consent shall not be unreasonably delayed, withheld or conditioned.

(e) Prior to the Closing, promptly upon reasonable request by the Purchaser Entities or their Representatives, the Debtors shall, and shall use commercially reasonable efforts to cause their respective Subsidiaries and Representatives to, provide reasonable cooperation with and assist the Purchaser Entities in connection with the arrangement of the Exit Facilities and the Revolving Facility.  Without limiting the generality of the foregoing, the Debtors shall, and shall use commercially reasonable efforts to cause their respective Subsidiaries and Representatives to, as promptly as practicable upon reasonable request by the Purchaser Entities or their Representatives, (i) furnish any financial statements, schedules or other financial data relating to the Debtors and their respective Subsidiaries to the initial purchasers of, and/or lenders or potential lenders under the Exit Facilities or Revolving Facility (each, a “Credit Party” and collectively, the “Credit Parties”) that execute a confidentiality agreement in form and substance reasonably satisfactory to the Company, as may be reasonably requested by the Purchaser Entities, or are informed by the Purchaser Entities or the Company of the confidential nature of such information; (ii) use commercially reasonable efforts to obtain the cooperation and assistance of their counsel in providing legal opinions and other services as may be reasonably required by the Exit Facilities and the Revolving Facility; (iii) arrange for their senior officers to provide reasonable and customary representations to auditors, attend meetings with prospective lenders, investors and rating agencies, other meetings and due diligence sessions, in each case, either in person or telephonically, at times and places (as applicable) to be mutually agreed and for reasonable durational periods; (iv) use commercially reasonable efforts to cause their independent accountants to provide reasonable assistance and cooperation to the Purchaser Entities, including participating in drafting sessions and accounting due diligence sessions, providing consent to the Purchaser Entities to use their audit reports relating to the Debtors and their respective Subsidiaries and providing customary “comfort letters” and agreed procedures letters; (v) provide reasonable assistance and cooperation with the creation and maintenance of a valid and perfected security interest which shall become effective upon the Closing in the properties and the other assets of the Debtors and their Subsidiaries for the benefit of any lenders participating in the Exit Facilities or the Revolving Facilities and to enable such lenders to exercise and enforce their rights and remedies with respect to the properties and other assets of the Debtors and their Subsidiaries on and after the Closing solely to the extent required pursuant to the terms of the applicable definitive financing documents; (vi) provide reasonable assistance in the negotiation of, and execute and deliver, definitive financing documents, including pledge and security documents, and certificates, legal opinions, documents and information necessary to satisfy the requirements of Rule 144A(d)(4) promulgated under the Securities Act of 1933, as amended, management representation letters or other documents, in each case, to the extent reasonably requested by the Purchaser Entities or reasonably required to facilitate the pledging of collateral upon the Closing; (vii) provide reasonable access to the books and records, their officers, directors, employees, agents and other Representatives to Credit Parties that execute a confidentiality agreement in form and substance reasonably satisfactory to the Company, or are informed by the Purchaser Entities or the Company of the confidential nature of such information; (viii) use commercially reasonable efforts to assist with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents necessary, proper or advisable in connection with the Exit Facilities and the Revolving Facility; (ix) reasonably cooperate with the marketing and syndication efforts of the Purchaser Entities and their financing sources for the Exit Facilities and the Revolving Facility, including but not limited to, using commercially reasonable efforts to take or refrain from taking, as the case may be, such actions with respect to the syndication of the Revolving Facility pursuant to the Revolving Facility Commitment Letter; and (x) take all corporate actions reasonably requested by the Purchaser Entities or the Credit Parties, prior to the Closing or the termination of this Agreement, to permit or facilitate consummation of the Exit Facilities and the Revolving Facility, including any actions necessary to permit the issuance of the Exit Notes as contemplated by the Exit Financing Commitments.  Notwithstanding the foregoing, nothing in this Section 7.5(e) shall require compliance by the Debtors, their respective Subsidiaries or any of the Representatives with the foregoing if such compliance would reasonably be expected to cause any breach by the Debtors of this Agreement, cause any closing condition set forth in Article VIII to fail to be satisfied, or create or otherwise result in a binding commitment by the Debtors or their respective Subsidiaries, or any of their respective Affiliates which becomes effective prior to Closing.

7.6 Publicity.  The initial press release announcing this Agreement shall be in the form expressly agreed to by the Company and Parent.  None of the parties hereto shall publish any press release or similar statement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld, delayed or conditioned, unless, in the sole judgment of Parent or the Company, as the case may be, disclosure is otherwise required by applicable Law, or by the Bankruptcy Court with respect to filings to be made with the Bankruptcy Court, in connection with this Agreement, provided that the party intending to make such release shall use its commercially reasonable efforts consistent with such applicable Law or Bankruptcy Court requirement to consult with the other party with respect to the text thereof.

7.7 Supplementation and Amendment of Schedules.  The Debtors may, at their option, include in the Disclosure Letter items that are not material, and such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement.  From time to time prior to the Closing, the Debtors shall have the right to supplement or amend the Disclosure Letter with respect to any matter hereafter arising or discovered after the delivery of the Disclosure Letter pursuant to this Agreement, provided, however, that any such supplement or amendment shall be disregarded for purposes of determining the satisfaction of Parent’s conditions to Closing pursuant to Section 8.1.

7.8 Financial Statements.  The Debtors shall deliver to the Purchaser Entities (a) within twenty-five days after the end of each month hereafter the unaudited consolidated balance sheet of Simmons Company and the related unaudited consolidated statements of operations and changes in cash flows as of and for each month prior to the Closing Date and (b) concurrently with delivery to the lenders under the Secured Debt Credit Agreement and the DIP Facility, all reports and forecasts of the Company or its Subsidiaries delivered to the Company’s or such Subsidiaries’ lenders under the Secured Debt Credit Agreement and the DIP Facility.  Such financial statements shall (i), except for the adoption of new accounting standards required by GAAP, be prepared on a basis consistent with the most recent audited Financial Statements, and (ii) be subject to normal year-end or quarter-end adjustments.  In addition, as promptly as practicable upon Parent’s reasonable request from time to time, the Debtors shall deliver to the Purchaser Entities a flash sales report for the Company and its Subsidiaries for the period or periods requested by Parent.

7.9 Notification of Certain Matters.  Prior to the Closing, each of Parent and the Debtors shall give prompt written notice to the other party of (a) the existence or occurrence, to the Knowledge of such party, of any Purchaser Material Adverse Effect or Company Material Adverse Effect, as applicable, any inaccuracy in any material respect of any representation or warranty of Parent, on the one hand, or Simmons Company, the Company or Opco, on the other hand, contained in this Agreement or in any other Purchaser Document or Company Document, as applicable, at any time from the date of this Agreement to the Closing that would rise to failure of a condition precedent in Article VIII, as applicable, and that cannot be cured as of the Closing; (b) the failure of the Purchaser Entities, or the Debtors, as applicable, to comply with or satisfy in any material respect any covenant to be complied with by it hereunder; and (c) unless prohibited by Law, any written notice or other written communication from any Governmental Body in connection with the transactions contemplated by this Agreement.

7.10 Medical Plan.  For a period of one year following the Closing Date (the “Transition Period”), Parent shall cause the Company and its Subsidiaries to continue in effect the medical plans of the Company in effect as of the Closing Date.  Following the Transition Period, Parent shall provide a medical plan so as to ensure uninterrupted coverage of all Employees (the “Purchaser Medical Plan”).  The Purchaser Medical Plan shall grant credit for amounts paid (including any deductibles and out of pocket expenses) by participants under the Employee Benefit Plans during the applicable plan year during the Transition Period, and shall waive any pre-existing conditions and waiting periods to the extent such pre-existing conditions were covered (and such waiting periods were satisfied) under the applicable Employee Benefit Plan.

7.11 Past Service Credit.  Parent agrees that, with respect to all of the Company’s, its Subsidiaries’ or their respective employee benefit programs and arrangements, as applicable, covering or otherwise benefiting any of the Employees on or after the Closing Date, including during the Transition Period, service with Debtors and its Subsidiaries shall be counted for purposes of determining any period of eligibility to participate or to vest in benefits, including vacation rights, provided under such programs and arrangements.

7.12 Severance Pay.  Parent shall, and shall cause the Company and its Subsidiaries to, maintain during the Transition Period severance pay plans or other severance arrangements pursuant to severance agreements providing substantially the same severance pay benefits to each Employee as provided under the severance pay plans or severance agreements described in Schedule 7.12.

7.13 Continuation of Cash Compensation and Employee Benefits.  Parent shall, and shall cause Simmons Company, the Company and its Subsidiaries to, during the Transition Period, maintain the Employee Benefit Plans listed on Schedule 7.13 and provide each Employee with compensation (including base salary, wages, and non-equity incentive compensation opportunities) at no less than the level as in effect as of the Closing and employee benefits that are substantially comparable in the aggregate as are in effect as of the Closing Date, provided, however, that nothing herein will prohibit or otherwise affect the right of any Purchaser Entity or any Debtor to terminate or amend any Employee Benefit Plans after the Closing in accordance with the terms thereof and applicable Laws if and to the extent that Parent determines in good faith that such decrease is consistent with changes in its benefit plans generally and such action does not discriminate against any Employees.  Notwithstanding the foregoing, nothing contained herein shall (a) be treated as an amendment of any particular Employee Benefit Plan, (b) give any third party any right to enforce the provisions of Sections 7.10 to 7.15 or (c) obligate Parent, the Company or any of their Affiliates to (i) maintain any particular Employee Benefit Plan except as may be required by this Agreement or (ii) retain the employment of any particular employee.

7.14 Vacation.  Parent shall, and, during the Transition Period, shall cause the Company and its Subsidiaries to, provide any Employees with paid time off days equal to all accrued but unused paid time off days earned prior to the Closing.

7.15 COBRA.  Parent shall be responsible for satisfying any obligations to provide continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) with respect to any “qualified event” which occurs either prior to or after the Closing, subject to Section 7.16 of this Agreement.

7.16 Excluded Employee Benefits Liabilities.  Notwithstanding anything in this Agreement which may be to the contrary, the parties hereto agree and acknowledge that no Liability of Bedding Superholdco Incorporated or any of the Debtors with respect to or resulting from the following shall transfer to any Purchaser Entity or remain with Simmons Company, the Company and its Subsidiaries, and neither the Purchaser Entities nor any of Simmons Company, the Company and its subsidiaries shall have any Liability or responsibility with respect to any equity incentive plans, including but not limited to the Third Amended and Restated Simmons Holdco, Inc. Equity Incentive Plan, and any stock option, restricted stock or other equity agreements.

7.17 Characterization of Transactions.  Parent and the Debtors shall characterize the transactions contemplated by this Agreement for income tax purposes as contemplated by the Plan.

7.18 Indemnification; Exculpation and Insurance.

(a) From and after the Closing Date, the Purchaser Entities shall indemnify, defend and hold harmless, to the fullest extent permitted under applicable Law, the individuals who on or prior to the Closing Date were directors, officers or employees of any Debtor and their direct or indirect Subsidiaries (collectively, the “Indemnitees”) with respect to all acts or omissions by them in their capacities as such or taken at the request of or with the knowledge of the Company, any other Debtor or any of their direct or indirect Subsidiaries at any time prior to the Closing Date.  The Purchaser Entities agree that all rights of the Indemnitees to indemnification and exculpation from liabilities for acts or omissions occurring on or prior to the Closing Date as provided in the respective certificate of incorporation or by-laws or other comparable organizational documents of each Debtor or their direct or indirect Subsidiaries as now in effect, shall survive the Closing Date and shall continue in full force and effect in accordance with their terms.  In addition, the Purchaser Entities shall pay the expenses of any Indemnitee under this Section 7.18 which are incurred in connection with any Claim (as defined below) to the fullest extent permitted under applicable Law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification; and provided, further, that any determination required to be made with respect to whether an Indemnitee’s conduct complies with the standards set forth under applicable Law and the applicable organizational documents of the Debtors or their direct or indirect Subsidiaries, shall be made by independent legal counsel selected by the Purchaser Entities and mutually acceptable to such Indemnitee.

(b) The Purchaser Entities, from and after the Closing Date, shall cause (i) the certificate of incorporation and by-laws or comparable organizational documents of each Debtor and its direct or indirect Subsidiaries to contain provisions no less favorable to the Indemnitees with respect to limitation of certain liabilities of directors, officers, employees and agents and indemnification than are set forth as of the date of this Agreement in the certificate of incorporation and by-laws or other comparable organizational documents of such Debtor and its direct or indirect Subsidiaries, except as required by Law, and (ii) the certificate of incorporation and by-laws or comparable organizational documents of each Debtor and its direct or indirect Subsidiaries to contain the current provisions regarding indemnification of directors, officers, employees and agents which provisions in each case shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees, except as required by Law.

(c) Any Indemnitee wishing to claim indemnification under this Section 7.18 for any actual or threatened investigation, litigation, claim, administrative hearing or proceeding (each, a “Claim”) relating to any acts or omissions covered under this Section 7.18, upon learning of any such Claim, shall promptly notify the Purchaser Entities thereof, but the failure to so notify shall not relieve the Purchaser Entities of any liability it may have to such Indemnitee, except to the extent such failure materially prejudices the indemnifying party.  In the event of any such Claim, (i) the Purchaser Entities shall have the right to assume the defense thereof and the Purchaser Entities shall not be liable to such Indemnitee for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnitee in connection with the defense thereof, except that if the Purchaser Entities elect not to assume such defense or counsel for the Indemnitees advises that there are issues which raise conflicts of interest between the Purchaser Entities and the Indemnitees, the Indemnitees may retain counsel satisfactory to them, and the Purchaser Entities shall pay all reasonable fees and expenses of such counsel for the Indemnitees; provided, however, that the Purchaser Entities shall be obligated pursuant to this Section 7.18(c) to pay for only one firm of counsel for all Indemnitees in any jurisdiction unless the use of one counsel of such Indemnitees would present such counsel with a conflict of interest, provided that the fewest number of counsels necessary to avoid conflicts of interest shall be used; (ii) the Indemnitees will cooperate in the defense of any such matter; and (iii) the Purchaser Entities shall not be liable for any settlement effected without their prior written consent; and provided, further, that the Purchaser Entities shall not have any obligation hereunder to any Indemnitee if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnitee in the manner contemplated hereby is prohibited by applicable Law.

(d) Each of the Purchaser Entities and the Indemnitees shall cooperate, and cause their respective Affiliates to cooperate, in the defense of any Claim and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(e) For the six-year period commencing immediately upon the Closing Date, the Purchaser Entities shall maintain in effect the directors’ and officers’ liability insurance of Bedding Superholdco Incorporated (f/k/a Simmons Holdco, Inc.) and its direct and indirect Subsidiaries in effect on the date hereof covering acts or omissions occurring prior to the Closing Date with respect to those persons who are covered on the date hereof (the “Current D&O Policy”) or the Purchaser Entities may, at their election, substitute for the Current D&O Policy director and officers liability policies of a reputable insurance company the terms of which, including coverage and amount, are no less favorable to such directors and officers than the Current D&O Policy; provided, however, that in no event shall the Purchaser Entities expend for such policies an annual premium in excess of 300% of the annual premium most recently paid by the Company for such coverage (such amount, the “D&O Policy Tail Amount”); provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Purchaser Entities shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(f) The provisions of this Section 7.18:  (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives; and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise.

(g) In the event that the Purchaser Entities or any of their successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of such Purchaser Entity shall assume all of the obligations thereof set forth in this Section 7.18.

(h) The obligations of the Purchaser Entities under this Section 7.18 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 7.18 applies without the consent of the affected Indemnitee (it being expressly agreed that the Indemnitees to whom this Section 7.18 applies shall be third party beneficiaries of this Section 7.18).

7.19 Restructuring Expense Forecast.  Attached as Exhibit D is the initial budget for Restructuring Expenses to be incurred from June 28, 2009 through December 26, 2009 (as revised pursuant hereto, the “Restructuring Expense Forecast”).  The Debtors shall provide to the Purchaser Entities a revised Restructuring Expense Forecast on or prior to the first calendar day of each month after the date hereof and prior to the Closing Date, including projected Restructuring Expenses by the categories identified in Exhibit D for a rolling three fiscal month period and such other available detail as the Purchaser Entities shall reasonably request.  The Debtors shall not incur Restructuring Expenses other than those it reasonably believes are reasonably necessary or appropriate to consummate the transactions contemplated by this Agreement.  Notwithstanding any contrary provision of this Agreement, none of the Debtors nor any of their Subsidiaries shall, without the prior written consent of Parent, (a) increase the aggregate amount of fees paid to any financial advisor to the Debtors or any creditor or class of creditors set forth on Schedule 7.19 from the amounts set forth therein or (b) make any payment to any Affiliate (other than the Debtors and their Subsidiaries) not expressly listed on the initial Restructuring Expense Forecast on Exhibit D or contemplated by this Agreement.

7.20 Certain Tax Matters.

(a)  The Debtors shall deliver to Parent all income Tax returns to be filed by the Debtors or any of their Subsidiaries prior to the Closing Date no later than ten (10) days prior to the date for filing such returns.  In the event of any disagreement with respect to the manner in which any item is reflected upon any such return, the Debtors and Parent shall cooperate in good faith to reach an agreement with respect to such item; provided that if the Debtors and Parent are unable to reach an agreement, the determination of the Debtors shall control.

(b) In the event that a party hereto proposes changes to the structure of the transactions contemplated hereby or other actions to be taken by the parties that would have the effect of rendering such transactions more tax-efficient for the Company and its Subsidiaries prior to, at or after Closing, each other party shall consider such proposal in good faith, provided that no party hereto shall be required by this Section 7.20 to make any change or take any action not required hereunder or under applicable law which would adversely affect the rights or interests of such party, the Company or any of its Subsidiaries.

VIII.           CONDITIONS TO CLOSING

8.1 Conditions Precedent to Obligations of Parent.  The obligation of Parent to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Parent in whole or in part to the extent permitted by applicable Law):

(a) the representations and warranties of Simmons Company, the Company and Opco set forth in this Agreement (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) shall be true and correct at and as of the Closing Date, (except to the extent such representations and warranties expressly relate to an earlier date in which case such representations and warranties shall be true and correct on and as of such earlier date) except for any failures of the representations or warranties to be so true and correct that, taken together, do not result in or constitute a Company Material Adverse Effect, and Parent shall have received a certificate signed by a senior executive officer of the Company, dated the Closing Date, to the foregoing effect;

(b) the Debtors shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by the Debtors prior to the Closing Date and Parent shall have received a certificate signed by a senior executive officer of the Company, dated the Closing Date, to the forgoing effect;

(c) the Company, on behalf of the Debtors, shall have delivered, or caused to be delivered, to Parent all of the items set forth in Section 3.2;

(d) the Debtors shall have obtained the consent or approval of each Person whose consent or approval shall be required under each Contract listed on Schedule 8.1(d), except where any failure to obtain such consent or approval do not have a Company Material Adverse Effect;

(e) all agreements listed on Schedule 8.1(e) between Simmons Company, the Company or its Subsidiaries, on the one hand, and its Affiliates (other than wholly owned Subsidiaries of the Company), on the other hand, shall be terminated and fully discharged;

(f) the Company and its Subsidiaries shall have no Indebtedness outstanding as of the Closing Date after giving effect to the transactions contemplated hereby other than (i) the Exit Facilities, (ii) the Indebtedness as set forth on Schedule 8.1(f) and (iii) Other Indebtedness not to exceed $1 million in the aggregate, and Parent shall have received a certificate signed by the chief financial officer of the Company and Opco, dated the Closing Date, to the forgoing effect and identifying each item of Other Indebtedness;

(g) the Plan shall be effective, the Bankruptcy Court shall have entered a Confirmation Order and such order shall not have been stayed, no executory contracts or unexpired leases shall have been rejected except as permitted hereby, the Purchaser Entities shall have received that portion of the proceeds of the financing arrangements contemplated by the Plan and the Exit Financing Commitments or other Financing Agreement (other than a failure to receive proceeds as a result of a breach by an Affiliated Note Purchaser to fund its commitment in accordance with the terms and conditions of the Exit Financing Commitments) on terms and conditions, taken as a whole, no less favorable in the aggregate to the Purchaser Entities than those contained in the Exit Financing Commitments (taking into account any “flex” provisions contained therein, any breakage or liquidated damage payments, and all related fees, expenses and amounts payable to the Credit Parties), and there shall have been no amendment to the Plan, the Plan Sponsor Order or the Confirmation Order except as permitted hereby;

(h) (i) the total amount of Restructuring Expenses that the Purchaser and the Company mutually, reasonably and in good faith believe (or, in the absence of any such mutual agreement, that the Bankruptcy Court determines) may be incurred by the Company (including Restructuring Expenses incurred prior to, on and after the Closing Date), does not exceed $57,125,000; and (ii) Deloitte & Touche LLP (“Deloitte”) and Ernst & Young LLP, in following good faith consultation with each other, shall have reasonably concluded based on the methodology of the Deloitte presentation titled “Bedding Superholdco, Inc. – Proposed Restructuring Transaction,” dated September 15, 2009, as updated for subsequent changes in financial information supplied by the Debtors or applicable law, that none of the Company or any of its subsidiaries shall have any liability under Treasury Regulation 1502-6 or any other similar rule of state, local or foreign law arising as a result of the transactions contemplated by this Agreement in excess of $2,500,000; and

(i) no Company Material Adverse Effect shall have occurred and be continuing.

8.2 Conditions Precedent to Obligations of the Debtors.  The obligation of the Debtors to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Company, on behalf of the Debtors, in whole or in part to the extent permitted by applicable Law):

(a) the representations and warranties of Parent set forth in this Agreement (without giving effect to any materiality or “Purchaser Material Adverse Effect” qualifications set forth therein) shall be true and correct at and as of the Closing Date, (except to the extent such representations and warranties expressly relate to an earlier date in which case such representations and warranties shall be true and correct on and as of such earlier date) except for any failures of the representations or warranties to be so true and correct that, taken together, do not result in or constitute a Purchaser Material Adverse Effect, and the Company shall have received a certificate signed by a senior executive officer of Parent, dated the Closing Date, to the foregoing effect;

(b) Parent and Purchaser shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Parent or Purchaser on or prior to the Closing Date, and the Company shall have received a certificate signed by a senior executive officer of Parent and Purchaser, dated the Closing Date, to the foregoing effect; and

(c) Parent shall have delivered, or Parent shall have caused to be delivered, to the Company all of the items set forth in Section 3.3.

8.3 Conditions Precedent to Obligations of Parent and the Debtors.  The respective obligations of Parent and the Debtors to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Parent and the Company, on behalf of the Debtors, in whole or in part to the extent permitted by applicable Law):

(a) there shall not be in effect any Order by a Governmental Body of competent jurisdiction or other legal restraint or prohibition preventing, restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or causing the transactions contemplated by this Agreement to be rescinded following consummation;

(b) the Bankruptcy Court shall have entered the Confirmation Order and such Order shall not have been stayed; and

(c) the waiting period applicable to the transactions contemplated by this Agreement under the HSR Act and the other Antitrust Laws listed on Schedule 8.3(c) shall have expired or been terminated.

8.4 Frustration of Closing Conditions.  Neither the Debtors nor Parent may rely on the failure of any condition set forth in Section 8.1, Section 8.2 or Section 8.3, as the case may be, if such failure was caused by such party’s, or an Affiliate of such party’s, failure to comply with any provision of this Agreement.

IX.           MISCELLANEOUS

9.1 No Survival of Representations and Warranties.  The parties hereto agree that the representations and warranties contained in this Agreement shall not survive the Closing hereunder, and none of the parties shall have any liability to each other after the Closing for any breach thereof; provided, however, that for the avoidance of doubt this Section 9.1 shall not affect any party’s rights under the Plan; provided, further, that the obligations of the parties set forth in Section 3.9, Section 3.10 and the provisions of Article IX hereof shall survive any such termination and shall be enforceable hereunder.

9.2 Expenses.  Except as otherwise provided in this Agreement, each of the Debtors and the Purchaser Entities shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby; provided that, in addition to any remedies that may be available to the Company pursuant to Section 9.3, if this Agreement is terminated (X) pursuant to Section 3.4(e) and on the Termination Date (a) all conditions to Closing have been satisfied other than the condition in Section 8.3(c) relating to the termination of the waiting period under the HSR Act and conditions that by their nature are to be, and capable of being, satisfied at the Closing, (b) no Debtor is in breach of its obligations under this Agreement such that the condition set forth in Section 8.1(b) would not have been satisfied or capable of being satisfied, and (c) the Company shall have certified its substantial compliance with the second request for additional information from the Federal Trade Commission in connection with the transactions contemplated by this Agreement on or prior to October 31, 2009, or (Y) pursuant to Section 3.6(b) as a result of a breach of any representation or warranty of the Purchaser Entities set forth in Article V or the failure to perform any covenant or agreement on the part of a Purchaser Entity set forth in this Agreement such that the conditions set forth in Section 8.2(a) and/or (b) would not have been satisfied or capable of being satisfied, then the Purchaser Entities shall pay to the Company in cash on demand but in no event later than five Business Days thereafter, an amount equal to the sum of (i) the Signing Date Expense Amount paid to the Purchaser Entities upon signing of this Agreement and (ii) solely in the case of clause (X) above, $5,000,000.

9.3 Remedies.  The parties agree that irreparable harm would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached and that the parties would not have an adequate remedy at law.  It is accordingly agreed as follows:

(a) Each of the parties hereto shall be entitled to an injunction or injunctions to prevent breaches and threatened breaches of this Agreement and to enforce specifically the provisions of this Agreement.

(b) If Closing shall not have occurred because of a breach by any Debtor party to this Agreement of its obligations under this Agreement such that the condition set forth in Section 8.1(b) was not satisfied, all conditions precedent to Company’s obligations to close have been satisfied (or would have been satisfied but for a breach by a Debtor party to this Agreement of its obligations under this Agreement or other than conditions that by their nature are to be, and are capable of being, satisfied at the Closing), and no Purchaser Entity is in breach of its obligations under this Agreement such that the condition set forth in Section 8.2(b) would not have been satisfied or capable of being satisfied, then (i) Parent may elect to extend the Termination Date, notwithstanding the termination provisions of Section 3.4(e) of this Agreement, so long as Parent is actively seeking a court order to specifically enforce the provisions of this Agreement or any other Company Document and to cause Closing to occur and (ii) if specific performance is promptly sought by Parent but, for any reason, specific performance is not available to Parent (or if awarded would not result in Closing), the Company shall pay to Parent upon termination of this Agreement as liquidated damages and the sole and exclusive monetary remedy for such breach an amount in cash equal to $21,000,000.

(c) If Closing shall not have occurred because of a breach by any Purchaser Entity of its obligations under this Agreement such that the condition set forth in Section 8.2(b) was not satisfied, all conditions precedent to Parent’s obligations to close have been satisfied (or would have been satisfied but for a Purchaser Entity’s breach of its obligations under this Agreement or other than conditions that by their nature are to be, and are capable of being, satisfied at the Closing), and no Debtor party to this Agreement is in breach of its obligations under this Agreement such that the condition set forth in Section 8.1(b) would not have been satisfied or capable of being satisfied, then (i) the Company may elect to extend the Termination Date, notwithstanding the termination provisions of Section 3.4(e) of this Agreement, so long as the Company is actively seeking a court order to specifically enforce the provisions of this Agreement or any other Purchaser Document and to cause Closing to occur and (ii) if specific performance is promptly sought by the Company but, for any reason, such specific performance remedy is not available to the Company (or if awarded would not result in Closing), Parent shall pay to Company upon termination of this Agreement as liquidated damages and the sole and exclusive monetary remedy for such breach an amount in cash equal to $21,000,000.

(d) The rights set forth in this Section 9.3, and the right of Parent pursuant to Section 3.10, shall be in addition to any other rights which a party hereto may have at law or in equity pursuant to this Agreement, provided that no party shall have the right to damages or any other monetary remedy against any party for breach of the provisions hereof except to the extent of the payments contemplated in Section 9.2, this Section 9.3 and Section 3.10 and in no event shall Purchaser be entitled to remedies under both Section 3.10 and this Section 9.3.

(e) The Company, on the one hand, and the Purchaser Entities, on the other hand, hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by the Company, on the one hand, or the Purchaser Entities, on the other hand, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the parties under this Agreement.

9.4 Submission to Jurisdiction; Consent to Service of Process.

(a) Without limiting any party’s right to appeal any order of the Bankruptcy Court, (i) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the transactions contemplated hereby, and (ii) any and all proceedings related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court and shall receive notices at such locations as indicated in Section 9.8 hereof; provided, however, that if the Bankruptcy Case has closed, the parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of the United States District Court for the District of Delaware and any appellate court from any decision thereof, for the resolution of any such claim or dispute.  The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 9.8.

9.5 Waiver of Right to Trial by Jury.  Each party to this Agreement waives any right to trial by jury in any action, matter or proceeding regarding this Agreement or any provision hereof.

9.6 Entire Agreement; Amendments and Waivers.  This Agreement (including the schedules and exhibits hereto), the Confidentiality Agreement and the Equity Guarantees represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof.  This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by each of Simmons Company, the Company, Opco, Parent and Purchaser.  No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

9.7 Governing Law.  This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed in such State without giving effect to the choice of law principles of such state that would require or permit the application of the laws of another jurisdiction.

9.8 Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand, (b) when sent by facsimile (with written confirmation of transmission) or (c) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to Simmons, the Company or Opco, to:

One Concourse Parkway, Suite 800
Atlanta, GA                      30328
Facsimile No.: (770) 206-2669
Attention:  William S. Creekmuir
     Kristen K. McGuffey

With a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY  10153
Facsimile No.: (212) 310-8007
Attention: Michael F. Walsh
                    Joseph J. Basile

If to a Purchaser Entity, to:

AOT Bedding Super Holdings, LLC c/o Ares Management LLC

2000 Avenue of the Stars, 12th Floor

Los Angeles, CA  90067

Facsimile No.: (310) 432-8641

Attention: Nav Rahemtulla

AOT Bedding Super Holdings, LLC c/o Ontario Teachers’ Pension Plan Board

5650 Yonge St., 8th Floor

Toronto, Ontario, Canada  M2M 4H5

Facsimile No.: (416) 730-5082

Attention: Romeo Leemrijse

With a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
1888 Century Park East, Suite 2100
Los Angeles, CA 90067
Facsimile No.: (310) 712-8800
Attention:  Alison S. Ressler
                   Andrew G. Dietderich

9.9 Severability.  If any provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

9.10 Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  Except as otherwise provided in Section 7.18, nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person or entity not a party to this Agreement.  No assignment or delegation of this Agreement or of any rights or obligations hereunder may be made by either the Company, Opco, Parent or Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment or delegation without the required consents shall be void, provided that each of the Purchaser Entities may assign or delegate some or all of its rights or obligations hereunder to one or more Subsidiaries formed by it prior to the Closing.  No assignment or delegation of any obligations hereunder shall relieve the parties hereto of any such obligations.  Upon any such permitted assignment or delegation, the references in this Agreement to the Company, Opco, Parent or Purchaser shall also apply to any such assignee or delegatee unless the context otherwise requires.

9.11 Non-Recourse.  Except for the obligations of the parties to the Equity Guarantees as set forth therein, no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of the Company, Opco, Parent or Purchaser will have any liability for any obligations or liabilities of any party to this Agreement, including any Schedule or Exhibit hereto, such obligations being solely of the parties hereto.

9.12 Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

SIMMONS COMPANY

By:          /s/ William S. Creekmuir
Name: William S. Creekmuir
Title: Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

SIGNATURE PAGE TO PLAN SPONSOR AGREEMENT

BEDDING HOLDCO INCORPORATED (F/K/A THL-SC BEDDING COMPANY)

By:          /s/ William S. Creekmuir
Name: William S. Creekmuir
Title: Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

SIGNATURE PAGE TO PLAN SPONSOR AGREEMENT

SIMMONS BEDDING COMPANY, ON BEHALF OF ITSELF AND ITS DIRECT AND INDIRECT SUBSIDIARIES LISTED ON EXHIBIT __

By:           /s/ William S. Creekmuir
Name: William S. Creekmuir
Title: Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

SIGNATURE PAGE TO PLAN SPONSOR AGREEMENT

AOT BEDDING SUPER

      HOLDINGS, LLC

By: Ares Corporate Opportunities Fund III, L.P.,

its member

By: ACOF Operating Manager III LLC,

its manager

By: /s/ Nav Rahemtulla

      Name: Nav Rahemtulla

      Title: Authorized Signatory

 and

By: Ontario Teachers' Pension Plan Board,its member

By: /s/ Romeo Leemrijse

      Name: Romeo Leemrijse

Title: Director

SIGNATURE PAGE TO PLAN SPONSOR AGREEMENT

AOT BEDDING INTERMEDIATE

HOLDINGS, LLC

By: AOT Bedding Super Holdings, LLC,

its sole member

By: Ares Corporate Opportunities Fund III, L.P.,

its member

By: ACOF Operating Manager III LLC,

its manager

By: /s/ Nav Rahemtulla

Name: Nav Rahemtulla

Title: Authorized Signatory

 and

By:  Ontario Teachers' Pension Plan Board,

       its member

By: /s/ Romeo Leemrijse

Name: Romeo Leemrijse

Title: Director

SIGNATURE PAGE TO PLAN SPONSOR AGREEMENT

EXHIBIT A

The Plan

EXHIBIT B

Plan Sponsor Order

EXHIBIT C

Confirmation Order

EXHIBIT D

Restructuring Expense Forecast

EXHIBIT E

Subsidiary Debtors

1.	The Simmons Manufacturing Co., LLC
2.	Windsor Bedding Co., LLC
3.	World of Sleep Outlets, LLC
4.	Simmons Contract Sales, LLC
5.	Dreamwell, Ltd.
6.	Simmons Capital Management, LLC
7.	Simmons Export Co.